UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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DYAX CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYAX CORP.
55 NETWORK DRIVE
BURLINGTON, MASSACHUSETTS 01803
(617) 250-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2014

The 2014 Annual Meeting of Stockholders of Dyax Corp., a Delaware corporation (“Dyax”), will be held at the offices of Dyax Corp., 55 Network Drive, Burlington, Massachusetts 01803, at 3:00 p.m. local time on Thursday, May 8, 2014, for the following purposes:

1.	To elect three Class II directors to serve until the 2017 Annual Meeting of Stockholders.
2.	To conduct an advisory vote on executive compensation.
3.	To approve an amendment to Dyax’s Amended and Restated 1995 Equity Incentive Plan (the “1995 Equity Plan”) to increase the number of shares of Common Stock available for issuance under the plan.
4.	To reaffirm the material terms of the performance-based goals specified in the 1995 Equity Plan for purposes of §162(m) of the Internal Revenue Code.
5.	To approve amendments to Dyax’s 1998 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of Common Stock available for issuance under the plan and remove the term limitation.
6.	To ratify the appointment of PricewaterhouseCoopers LLP as Dyax’s independent registered public accounting firm for the 2014 fiscal year.
7.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

The record date for the Annual Meeting is April 2, 2014. Accordingly, only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner
Secretary

April 14, 2014

*************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2014

This Proxy Statement and our Annual Report are available online at https://materials.proxyvote.com/26746E. To obtain directions to our offices in order to attend the annual meeting in person, please visit our website at http://www.dyax.com/company/contact-us/directions.html or contact Investor Relations at (617) 225-2500.

i

DYAX CORP.
55 NETWORK DRIVE
BURLINGTON, MASSACHUSETTS 01803
(617) 250-5500

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

We are soliciting proxies from our stockholders to vote at our 2014 Annual Meeting of Stockholders, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement. The annual meeting will be held at 3:00 p.m. local time on Thursday, May 8, 2014 at our offices at 55 Network Drive, Burlington, Massachusetts 01803. For directions to our offices in order to attend the annual meeting in person, please visit our website at http://www.dyax.com/company/contact-us/directions.html or contact Investor Relations at (617) 225-2500.

The proxy materials, including this proxy statement, the proxy card and our Annual Report, are being distributed and made available on the Internet at https://materials.proxyvote.com/26746E on or about April 14, 2014.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

We are soliciting proxies for our annual meeting of stockholders to be held on Thursday, May 8, 2014. You are receiving a proxy statement because you owned shares of our common stock on April 2, 2014, the record date for the special meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

When and where is the Annual Meeting?

The annual meeting will be held at our offices at 55 Network Drive, Burlington, Massachusetts 01803 at 3:00 p.m. on Thursday, May 8, 2014, or at any future date and time following an adjournment or postponement of the meeting.

What proposals will be voted on at the Annual Meeting?

The six proposals to be considered and voted on at the annual meeting, as set forth in the accompanying Notice of Annual Meeting of Stockholders, are: (1) the election of three Class II directors; (2) an advisory vote on executive compensation; (3) the approval of an amendment to the 1995 Equity Plan to increase the number of shares of our common stock available for issuance thereunder; (4) the reaffirmation of the material terms of the performance-based goals specified in the 1995 Equity Plan for purposes of §162(m) of the Internal Revenue Code; (5) the approval of amendments to the Purchase Plan to increase the number of shares of our common stock available for issuance thereunder and to remove the term limitation set forth in Section 18; and (6) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year.

As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as your proxies may vote your shares in their discretion.

Do I have to attend the meeting to vote?

No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. The following summary outlines the various procedures for voting:

Stockholder of Record: Shares Registered in Your Name.

If on April 2, 2014 your shares were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the annual meeting, by mail or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are three ways to vote:

•	To vote in person, please come to the annual meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•	To vote over the Internet, please access our secure website registration page through the Internet at https://materials.proxyvote.com/26746E, and follow the instructions. You will need to have in front of you the control number that appears on your proxy card when voting over the Internet.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.

If on April 2, 2014 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then your shares are held in “street name” and you are the beneficial owner of the shares. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 2, 2014, the record date, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. On the record date, we had outstanding 135,777,869 shares of common stock, each of which is entitled to one vote upon each of the matters to be presented at the meeting.

See “Do I have to attend the meeting to vote” above for more information regarding voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 135,777,869 shares outstanding and entitled to vote. Thus, 67,888,935 shares must be represented by stockholders present at the meeting in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker in “street name”, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters such as mergers, stockholder proposals, executive compensation and, elections of directors. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) “For” our three nominees for director; (ii) “For” approval of our executive compensation; (iii) “For” approval of the amendment to increase the number of shares available for issuance under the 1995 Equity Plan; (iv) “FOR” reaffirmation of the material terms of the performance-based goals specified in the 1995 Equity Plan for purposes of §162(m) of the Internal Revenue Code; (v) “For” approval of the amendments to increase the number of shares available for issuance under the Purchase Plan and to remove the term limitation set forth in Section 18 thereof; and (vi) “For” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy vote by mail or over the Internet with a later date.
•	You may send a written notice that you are revoking your proxy to our Secretary, Nathaniel S. Gardiner, c/o Dyax Corp. 55 Network Drive, Burlington, Massachusetts, 01803.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the vote required for a proposal to pass?

Proposal 1

The affirmative vote of the holders of a plurality of the total votes cast on this proposal, represented in person or by proxy, is required for the election of directors. Broker non-votes and proxies marked to withhold authority with respect to the election of a Class II director will not be voted with respect to the director indicated, although they will be counted for purposes of determining whether there is a quorum present at the meeting. The three director nominees receiving the highest number of votes will be elected.

Proposal 2

The affirmative vote of a majority of the total votes cast on this proposal, represented in person or by proxy, will constitute the stockholders’ non-binding approval with respect to our executive compensation. Proxies marked as abstentions on such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the voting outcome.

Proposal 3

The affirmative vote of a majority of the total votes cast on this proposal, represented in person or by proxy, is required for approval of the vote to amend the 1995 Equity Plan to increase the number of shares issuable thereunder. Proxies marked as abstentions on such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the voting outcome.

Proposal 4

The affirmative vote of a majority of the total votes cast on this proposal, represented in person or by proxy, is required for approval of the reaffirmation of the performance-based goals specified in the 1995 Equity Plan. Proxies marked as abstentions on such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of the vote on this proposal.

Although Proposal No. 3 and this proposal are related to the 1995 Equity Plan, approval of this proposal is entirely independent from and not dependent upon the approval of any other proposal in this proxy statement.

Proposal 5

The affirmative vote of a majority of the total votes cast on this proposal, represented in person or by proxy, is required for approval of the vote to amend our 1998 Employee Stock Purchase Plan. Proxies marked as abstentions on such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the voting outcome.

Proposal 6

The affirmative vote of a majority of total votes cast on this proposal, represented in person or by proxy, is required for approval of the vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year. Proxies marked as abstentions on such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the voting outcome.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the Securities and Exchange Commission, or SEC, within four days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailing the proxy materials, our officers, directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Officers, directors and employees will not be paid any additional compensation for soliciting proxies. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts and we would compensate such third parties for their efforts.

Householding of Annual Meeting Materials.

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 55 Network Drive, Burlington, Massachusetts 01803, Attn: Investor Relations, telephone: (617) 225-2500. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

No Appraisal Rights.

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK
OF DIRECTORS AND EXECUTIVE OFFICERS

The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of March 20, 2014 by (i) each of our current executive officers named in the Summary Compensation Table included in “Executive Compensation” below, (iii) our current directors, and (iv) all of our current executive officers and directors as a group. Calculations of beneficial ownership are based on 134,577,869 shares of common stock outstanding on March 20, 2014.

	Number of Shares Beneficially Owned
Beneficial Owner	Shares(1)	Percent
Henry Blair(2)	1,010,528	*
Ron Cohen(3)	75,000	*
James Fordyce(4)	161,178	*
Mary Ann Gray(5)	174,107	*
Thomas Kempner(6)	2,238,942	1.7%
Marc Kozin(7)	72,971	*
David McLachlan(8)	167,100	*
Paolo Pucci(9)	55,000	*
Gustav Christensen(10)	1,275,000	*
Burt Adelman(11)	346,250	*
George Migausky(12)	625,933	*
Andrew Ashe(13)	166,598	*
All current directors and executive officers as a group (12 persons)(14)	6,368,607	4.73%

*	Less than 1%
(1)	The persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.
(2)	Consists of (i) 353,722 shares held by Mr. Blair personally, (ii) 656,706 shares of common stock issuable to Mr. Blair upon exercise of outstanding options exercisable within the 60-day period following March 20, 2014, and (iii) 100 shares owned by Mr. Blair’s wife.
(3)	Consists entirely of shares of common stock issuable to Dr. Cohen upon the exercise of outstanding options exercisable within the 60-day period following March 20, 2014.
(4)	Consists of (i) 34,340 shares held by Mr. Fordyce personally, and (ii) 126,838 shares of common stock issuable to Mr. Fordyce upon exercise of outstanding options exercisable within the 60-day period following March 20, 2014.
(5)	Consists of (i) 10,000 shares held by Dr. Gray personally, and (ii) 164,107 shares of common stock issuable to Dr. Gray upon the exercise of outstanding options exercisable within the 60-day period following March 20, 2014.
(6)	Consists of (i) 1,110,306 shares of Common Stock held in trusts for the benefit of Mr. Kempner’s brother’s children, Mr. Kempner’s children, Mr. Kempner’s sister-in-law, and Mr. Kempner, of which Mr. Kempner is a trustee, (ii) 5,021 shares held by Mr. Kempner’s spouse, (iii) 53,764 shares owned by Loeb Investors Co. IX, of which Mr. Kempner is the Managing Partner, and (iv) 858,810 shares owned by Loeb Holding Corporation, of which Mr. Kempner is the Chairman and Chief Executive Officer, and (vi) 28,041 shares held by Mr. Kempner personally. Also includes 183,000 shares of common stock issuable to Mr. Kempner upon exercise of outstanding options exercisable within the 60-day period following March 20, 2014.
(7)	Consists of (i) 22,971 shares held by Mr. Kozin personally, and (ii) 50,000 shares of common stock issuable to Mr. Kozin upon the exercise of outstanding options exercisable within the 60-day period following March 20, 2014.
(8)	Consists of (i) 29,100 shares of common stock held by Mr. McLachlan personally, and (ii) 138,000 shares of common stock issuable to Mr. McLachlan upon exercise of outstanding options exercisable within the 60-day period following March 20, 2014.

(9)	Consists of (i) 5,000 shares of common stock held by Mr. Pucci personally, and (ii) 50,000 shares of common stock issuable to Mr. Pucci upon the exercise of outstanding options exercisable within the 60-day period following March 20, 2014.
(10)	Consists of (i) 112,500 shares of common stock and 125,000 shares of restricted common stock held by Mr. Christensen personally, and (ii) 1,037,500 shares of common stock issuable to Mr. Christensen upon the exercise of outstanding options exercisable within the 60-day period following March 20, 2014.
(11)	Consists of (i) 37,500 shares of restricted common stock held by Dr. Adelman personally, and (ii) 308,750 shares of common stock issuable to Dr. Adelman upon the exercise of outstanding options exercisable within the 60-day period following March 20, 2014.
(12)	Consists of (i) 47,600 shares of common stock and 47,750 shares of restricted common stock held by Mr. Migausky personally, (ii) 30,000 shares held in three separate trusts (10,000 shares each) for the benefit of each of Mr. Migausky’s three children, as to which Mr. Migausky disclaims beneficial ownership, and (iii) 500,583 shares of common stock issuable to Mr. Migausky upon the exercise of outstanding options exercisable within the 60-day period following March 20, 2014.
(13)	Consists of (i) 4,777 shares of common stock and 31,450 shares of restricted common stock held by Mr. Ashe personally, and (ii) 130,371 shares of common stock issuable to Mr. Ashe upon the exercise of outstanding options exercisable within the 60-day period following March 20, 2014.
(14)	See Notes 2 through 13. Includes 3,420,855 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following March 20, 2014.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY OUTSIDE INVESTORS

The following table and footnotes set forth certain information regarding the number of shares of our common stock owned by each person or entity known to the Company to be the beneficial owners of more than 5% of our common stock as of December 31, 2013, based on a review of publicly available statements of beneficial ownership as of December 31, 2013, filed with the SEC on Schedules 13D and 13G through April 2, 2014.

	Number of Shares Beneficially Owned
Beneficial Owner	Shares(1)	Percent
FMR LLC(2)	17,090,900	12.7%
Federated Investors, Inc.(3)	15,728,937	11.7%
PRIMECAP Management Co.(4)	11,806,990	8.8%
BlackRock, Inc.(5)	8,799,215	6.5%

(1)	The entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.
(2)	On February 14, 2014, FMR LLC and certain related entities filed a Schedule 13G/A with the Securities and Exchange Commission (the “SEC”), which states that FMR LLC, a parent holding company, beneficially owns 17,090,900 shares of common stock with the sole power to dispose or to direct the disposition of all 17,090,900 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Of the shares reported as beneficially owned by FMR LLC:
•	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investor adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 3,622,100 shares. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through their control of the Fidelity funds, each has sole power to dispose of the 3,622,100 shares owned by the funds.
•	Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC and an investor adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 13,468,800 shares. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through their control of the SelectCo funds, each has sole power to dispose of the 13,468,800 shares owned by the funds.

In addition, due to their ownership, directly or through trusts, of shares representing 49% of the voting power of FMR LLC, the members of the family of Edward C. Johnson 3d may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees.

(3)	On January 10, 2014, Federated Investors, Inc. and certain related entities filed a Schedule 13G/A with the SEC, which states that Federated Investors, Inc. has shared voting and dispositive power over 15,728,937 shares of common stock. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock. Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of Federated Investors, Inc.’s voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.
(4)	On February 14, 2014, PRIMECAP Management Company filed a Schedule 13G/A with the SEC, which states that PRIMECAP Management Company has sole voting power over 7,949,790 shares of our common stock and sole dispositive power over 11,806,990 shares. The address of PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, CA 91101.

(5)	On January 28, 2014, BlackRock, Inc. filed a Schedule 13G/A with the SEC. The Schedule 13G/A states that BlackRock, Inc. sole voting power over 8,448,296 shares of our common stock and sole dispositive power over 8,799,215 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock. No one person’s interest in our common stock is more than five percent of the total outstanding common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and persons who own beneficially more than 10% of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for 2013 our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

Election of Directors

Our Board of Directors has fixed the number of directors at nine. Under our charter, our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2014 Annual Meeting, the three nominees named in this proxy statement as Class II Directors will be elected to hold office for three years until their successors are elected and qualified. The Board has nominated James W. Fordyce, Mary Ann Gray and Thomas L. Kempner, for election as Class II Directors at the upcoming annual meeting. Each nominee is an independent director as defined by applicable NASDAQ Stock Market standards governing the independence of directors. Each nominee has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.

Votes Required

Directors will be elected by a plurality of the total votes cast on this proposal, represented in person or by proxy. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director and Current Directors

The following table contains biographical information as of April 2, 2014 about the nominees for Class II Director and current directors whose terms of office will continue after the annual meeting. The table includes information provided by the directors individually as to their age, current position, principal occupation and experience for the past five years, and the names of other publicly-held companies for which they currently serve as a director or have served as a director during the past five years.

Current SEC rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee for director should serve on our Board of Directors. We have provided this discussion in a separate paragraph immediately below the biographical information provided for each director.

As you read the disclosure, please keep in mind that any specific qualification, attribute or skill that is attributed to one director should not necessarily imply that other directors do not possess that qualification, attribute or skill. Furthermore, this disclosure does not impose on any director any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on each other member of the Board.

Because the discussion of the specific experience, qualifications, attributes or skills of a director is to be made each year in light of the Company’s business and structure at that time, the content of this discussion may change for one or more directors in future years.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Class II Directors (present term expires in 2014)
James W. Fordyce Age: 71	James W. Fordyce has been a director of Dyax since 1995. Since 2001 Mr. Fordyce has been Managing Partner of MEDNA Partners LLC, a private advisory firm. From 1981 to 2004 he was a general partner of Prince Ventures LP, a venture capital management firm focused on investments in medicine and the life sciences. He is currently a member of the Board of Directors of several privately-held companies where he has held executive positions, and was Chairman Emeritus of the Board of Directors of the Albert and Mary Lasker Foundation, a position from which he retired in 2012.	1995
	Mr. Fordyce has extensive experience as a venture capital investor in life science companies. Through his service as an outside director of several development stage companies, Mr. Fordyce brings to our Board his insight into business development and strategic planning, as well as his experience in compensation and governance issues.
Mary Ann Gray Age: 61	Mary Ann Gray, PhD has been a director of Dyax since February 2004 and has served as our Lead Director since 2008. Dr. Gray established Gray Strategic Advisors, LLC in August 2003 to provide strategic advice to both public and private biotechnology companies. From 1999 to July 2003, she served as a Senior Analyst and Portfolio Manager of the Federated Kaufmann Fund, focusing on both public and private healthcare investments. Prior to joining the Kaufmann Fund, Dr. Gray was a sell-side biotechnology analyst with Kidder Peabody, and held similar positions with Warburg Dillon Read and with Raymond James & Associates. Additionally, Dr. Gray has over twelve years of experience as a scientist in academia and industry. She held scientific positions at Schering Plough Corporation and NeoRx Corporation, and early in her career Dr. Gray managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute. She also serves as a director of Acadia Pharmaceuticals, Inc., and Senomyx, Inc., both publicly-held biotechnology companies.	2004
	Dr. Gray has extensive experience as a financial analyst in the healthcare industry and as a consultant to biotechnology companies, as well as experience in industrial and academic research. Dr. Gray brings to our Board this background in scientific research and development as well as her knowledge of the financial markets. She also has experience as a director of several other public and private biotechnology companies.
Thomas L. Kempner Age: 85	Thomas L. Kempner has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before it merged with Biotage and the combination was renamed Dyax Corp. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking firm, and its predecessors since 1978. He is also President of Pinpoint Partners Corporation, the general partner of the Loeb Investment Partnerships. Mr. Kempner is a director of IGENE BioTechnology, Inc., and Intersections, Inc.	1995

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Mr. Kempner has extensive experience with capital markets transactions, including in his capacity as an investor in several biotechnology companies. He brings to the Board his knowledge of finance and financial markets and his management experience. Mr. Kempner has also served as a director of several public companies in a broad range of industries.
	Class III Directors (present term expires in 2015)
Ron Cohen, M.D. Age: 58	Ron Cohen, M.D., has been a director of Dyax since 2011. Dr. Cohen has been President and Chief Executive Officer of Acorda Therapeutics, Inc. since the company was founded in 1995. Dr. Cohen received his B.A. degree with honors in Psychology from Princeton University, and his M.D. from the Columbia College of Physicians & Surgeons and is Board Certified in Internal Medicine. Dr. Cohen previously was a Director and Chairman of the New York Biotechnology Association. He currently serves as a member of the Executive Committee and as Chairman Emeritus of the Emerging Company Section of the board of the Biotechnology Industry Organization (BIO). He also serves as a member of the
	Columbia-Presbyterian Health Sciences Advisory Council.	2011
	Dr. Cohen brings the experience and perspective of a physician and chief executive officer of a biotechnology company and as an officer in the biotechnology field’s leading industry organization.
David J. McLachlan Age: 75	David J. McLachlan has been a director of Dyax since 1999. He was the Executive Vice President and Chief Financial Officer of Genzyme Corporation from 1989 to 1999 and a senior advisor to Genzyme’s chairman and chief executive officer through June 2004. Prior to joining Genzyme, Mr. McLachlan served as Chief Financial Officer and Vice President of Adams-Russell Company, an electronic component supplier and cable television operator. Mr. McLachlan currently serves on the Board of Directors of Deltagen, Inc., a provider of research tools for drug discovery efforts in the biopharmaceutical industry, and Skyworks Solutions, Inc., a manufacturer of analog, mixed signal and digital semiconductors for mobile communications.	1999
	Mr. McLachlan has extensive experience in accounting and finance issues for biotechnology companies, as well as corporate finance, and serves as our Audit Committee’s designated “audit committee financial expert”. Mr. McLachlan brings to the Board his experience as the former chief financial officer of Genzyme Corporation. He has also served on boards and audit committees of other public companies.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Paolo Pucci Age: 52	Paolo Pucci has been a director of Dyax since 2011. Mr. Pucci has served as Chief Executive Officer and a member of the Board of Directors of ArQule, Inc. since 2008. Prior to joining ArQule, Mr. Pucci was a senior vice president and president in charge of the Bayer-Schering Pharmaceuticals Global Oncology/Specialized Therapeutics Business Unit of Bayer A.G. Previously, Mr. Pucci was senior vice president of Bayer Pharmaceuticals Global Specialty Business Unit, president of U.S. Pharmaceutical Operations and a member of the Bayer Pharmaceuticals Global Management Committee. Mr. Pucci joined Bayer as head of its Italian Pharmaceutical operations in 2001. Prior to Bayer, Mr. Pucci held positions of increasing responsibility with Eli Lilly, culminating with his appointment as Managing Director, Eli Lilly Sweden AB.	2011
	Mr. Pucci holds an MBA from the University of Chicago and is a graduate of the Universita Degli Studi Di Napoli in Naples, Italy.
	Mr. Pucci brings extensive experience as a pharmaceutical executive in Europe and the United States and the perspective of chief executive officer of a biotechnology company.
	Class I Directors (present term expires in 2016)
Henry E. Blair Age: 70	Henry E. Blair is Chairman of the Board of Dyax and has been a director and officer of Dyax since co-founding the Company in 1989 under the name Biotage, Inc. He served as Chief Executive Officer of Dyax from 1997 through 2008 and has also served as its Chairman of the Board since the merger with Protein Engineering Corporation in 1995. Mr. Blair has over thirty years of experience working in the biopharmaceutical industry. In addition to Dyax, he co-founded Genzyme Corporation. His enzyme replacement therapy research for Gaucher disease, while he was working at Tufts University School of Medicine, was largely responsible for Genzyme’s first therapeutic program and flagship product, Cerezyme®. He also co-founded Biocode, Inc. and GelTex Pharmaceuticals, Inc. Additionally, Mr. Blair has previously served on several public companies’ boards, particularly during their start-up phases, including GTC Biotherapeutics, Inc., Esperion Therapeutics, Inc., Celtrix Pharmaceuticals, Inc. and DynaGen, Inc. In addition to these directorships, Mr. Blair previously served on the board of overseers at Tufts University School of Medicine and the Lahey Hitchcock Clinic and was a trustee of the Harvard-affiliated Center for Blood Research, Inc. (now the Immune Disease Institute).	1989
	Mr. Blair has extensive experience as a founder, executive, advisor and director of several biotechnology companies with a strong background in research and development, manufacturing and business development of biopharmaceuticals for orphan indications. With Mr. Blair’s more than 20 years of experience working with Dyax, as a director and as its former Chief Executive Officer, he brings to the Board a broad and deep knowledge of our organization and its capabilities as well as the financial markets in which we operate.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Gustav Christensen Age: 66	Gustav Christensen has been the President and Chief Executive Officer and a director of Dyax since 2009. From April 2007 through December 2008, Mr. Christensen served as Executive Vice President and Chief Business Officer of Dyax, overseeing the Company’s partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005 to 2007. He began his career as General Manager at Baxter Travenol Laboratories and subsequently became the Vice President of Business Development at Genetics Institute Inc. Additionally, he has been the chief executive officer or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.	2008
	Mr. Christensen, who serves as a director in his capacity as our Chief Executive Officer, brings to our Board strong management capabilities and extensive experience in management and business development of biotechnology companies and in commercialization of pharmaceutical products. He also brings valuable experience in the financing of biotechnology companies.
Marc D. Kozin Age: 53	Marc D. Kozin became a director of Dyax in 2012. For 15 years until 2012, Mr. Kozin was North American President of L.E.K. Consulting, a global management consulting firm that uses deep industry expertise and analytical rigor to help clients solve their most critical business problems. Mr. Kozin led the development of L.E.K.’s biopharmaceutical and life sciences practice, where he advised biopharmaceutical leaders on strategic issues facing their organizations, including, acquisition opportunities and screening acquisition targets, licensing and joint ventures, portfolio optimization, product planning and commercialization, and domestic and global marketing strategies. Mr. Kozin also serves on the boards of Endocyte, Inc., a biotechnology company, and UFP Technologies, Inc., a supplier of specialty packaging and other materials, both of which are public companies.	2012
	Mr. Kozin received his B.A., magna cum laude, in Economics from Duke University and an M.B.A. with distinction from The Wharton School of the University of Pennsylvania.
	Mr. Kozin brings to our Board his strong background in all aspects of strategic planning for biotechnology companies and his broad experience advising life sciences companies in a wide variety of strategic matters.

WE RECOMMEND A VOTE “FOR” EACH OF OUR THREE CLASS II DIRECTOR NOMINEES

PROPOSAL 2

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to conduct an advisory stockholder vote to approve the compensation of our executive officers as such compensation is disclosed in this proxy statement in accordance with the SEC’s rules.

As described later in this proxy statement under the heading “Executive Compensation — Compensation Discussion and Analysis,” the primary objectives of our executive compensation program are to attract, retain and reward executive officers who contribute to the long-term success of our business, which is focused on the discovery, development and commercialization of novel biotherapeautics for unmet medical needs. Additionally, we seek to align compensation with the achievement of key business objectives. Incentive cash bonuses are included to encourage effective performance towards the achievement of these objectives. Equity awards are also granted to link a portion of executive compensation with the performance of our common stock.

The structure of our executive compensation program is straightforward and does not tend to change materially from year to year. The Compensation Committee of our Board of Directors does, however, continually review our executive compensation program to ensure that it aligns with our stockholders’ interests and current market practices. As a result of its review in late 2013, the Compensation Committee modified our executive compensation program to include a small portion of our 2014 equity awards as restricted stock units (RSUs), with the greater portion continuing to be options. Due to this change, the total number of shares subject to vesting is expected to be smaller.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our compensation philosophy, policies and practices which are described in more detail later in this proxy statement under the heading “Executive Compensation — Compensation Discussion and Analysis.”

The say-on-pay vote is advisory, and therefore not binding on Dyax, the Compensation Committee or our Board of Directors. Nevertheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate whether any actions are appropriate to address those concerns.

WE RECOMMEND A VOTE “FOR”
THE ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

PROPOSAL 3

Amendment to the 1995 Equity Incentive Plan

We are asking stockholders to approve an amendment to Dyax’s Amended and Restated 1995 Equity Incentive Plan, referred to as the 1995 Equity Plan, to increase the number of shares of Common Stock approved for issuance under the plan by 9,000,000 shares. The 1995 Equity Plan is an important part of our compensation program and we believe it is essential to our ability to attract and retain highly qualified employees in an extremely competitive environment in which employees view equity incentives as an important component of their compensation.

The closing price of Dyax’s Common Stock on the NASDAQ Global Market on April 2, 2014 was $8.91 per share. The material terms of the 1995 Equity Plan and a more detailed description of the proposed amendment are set forth below.

General Description of 1995 Equity Plan

The purpose of the 1995 Equity Plan is to attract and retain employees, directors and consultants and to provide an incentive for these persons to achieve long-range performance goals. The 1995 Equity Plan permits us to grant equity awards to our employees, directors and consultants, including incentive and non-statutory stock options, stock appreciation rights, performance shares, restricted stock and stock units. To date, we have granted incentive stock options, non-statutory stock options, restricted stock and restricted stock units under the 1995 Equity Plan. As of April 2, 2014, 119 employees were eligible to participate in the 1995 Equity Plan. As of April 2, 2014, 7,365,986 shares of Common Stock have been issued pursuant to awards under the 1995 Equity Plan, and 14,265,300 shares are reserved for issuance, of which 1,715,853 shares remain available for future awards. Outstanding options have exercise prices ranging from $1.46 to $13.80. The weighted average exercise price of all outstanding options is $3.83 per share. All options granted have a term of ten years. In addition to options, 239,840 shares of our common stock have been issued as restricted stock under the Equity Plan, 78,240 of which have been cancelled, and 570,546 shares have been reserved for issuance under restricted stock units, or RSUs, 67,896 of which have been cancelled.

The Compensation Committee has discretion with respect to the amount of any awards granted under the 1995 Equity Plan and, therefore, total awards that may be granted during a fiscal year to our employees, including our executive officers, are not determinable until completion of the year. Each of our non-employee directors is awarded a stock option to purchase 25,000 shares of common stock upon his or her election at an annual meeting of stockholders, currently resulting in an aggregate of 200,000 options annually. These stock options vest in full on the first anniversary of the grant date, subject to continued service by the director until the next annual meeting. For more information see “Director Compensation” below.

The following table sets forth shares underlying awards granted under the 1995 Equity Plan through April 2, 2014:

Total Awards Under the 1995 Equity Incentive Plan

Number of Shares of Common Stock Underlying Options and Awards
Current executive officers:
Gustav Christensen, President and Chief Executive Officer	2,818,455
Burt Adelman, M.D., Executive Vice President and Chief Medical Officer	1,097,500
George Migausky, Executive Vice President, Finance, and Chief Financial Officer	901,749
Andrew Ashe, Executive Vice President, and General Counsel	468,595
Current executive officers as a group (4 persons)	5,286,299
Current non-executive officer directors as a group (8 persons)	1,618,651
Other Dyax employees as a group	5,644,497
Total Awards through April 2, 2014	12,549,447

The following table provides information as of April 2, 2014 about the securities authorized for issuance under our equity compensation plans, consisting of our 1995 Amended and Restated Equity Incentive Plan and our 1998 Employee Stock Purchase Plan. All of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(2)	Weighted average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plan(3)(4)
Equity compensation plans approved by security holders(1):	12,549,447	$3.68	1,983,813
Equity compensation plans not approved by security holders:	—	—	—
Totals:	12,549,447	$3.68	1,983,813

(1)	This table does not reflect the proposed increase in shares reserved for issuance under the 1995 Amended and Restated Equity Incentive Plan as set forth in Proposal 3 and the proposed increase in shares reserved for issuance under the 1998 Employee Stock Purchase Plan as set forth in Proposal 5.
(2)	As of April 2, 2014 options to purchase 12,046,797 shares of common stock were outstanding under the 1995 Amended and Restated Equity Incentive Plan. The weighted average remaining contractual life of these outstanding options as of April 2, 2014 was 7.4 years and the weighted average exercise price for such options was $3.83. In addition, at April 2, 2014 there were 502,650 shares of restricted stock units outstanding under the 1995 Amended and Restated Equity Incentive Plan with a remaining average contractual life of 2.1 years.
(3)	Consists of 1,715,853 shares of common stock available for issuance under our the 1995 Amended and Restated Equity Incentive Plan and 267,960 shares available for issuance under the 1998 Employee Stock Purchase Plan as of April 2, 2014.
(4)	This amount excludes purchase rights currently accruing under the 1998 Employee Stock Purchase Plan, of which up to 50,000 shares of common stock are issuable in connection with the current offering period which ends on May 31, 2014. These shares have been excluded because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

Administration and Eligibility

Awards are made by the Compensation Committee, which has been designated by our Board of Directors to administer the 1995 Equity Plan. Subject to certain limitations, the Compensation Committee may delegate to one or more of our executive officers the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 or “covered employees” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee has authorized our Chief Executive Officer to make Awards to non-executive employees within parameters approved by the Committee.

The Compensation Committee administers the 1995 Equity Plan and determines the terms and conditions of each award to our executive officers and directors, including the exercise price, the form of payment of the exercise price, the number of shares subject to the award and the time at which such options become exercisable. The exercise price of any incentive stock option granted under the 1995 Equity Plan may not, however, be less than the fair market value of the Common Stock on the date of grant and the term of any such option cannot be greater than 10 years. The exercise price of any non-statutory stock option is determined by the Compensation Committee.

Awards

The 1995 Equity Plan provides for the following categories of awards:

Stock Options.  Our Compensation Committee may grant options to purchase shares of common stock that are either incentive stock options, or ISOs, eligible for the special tax treatment described below or non-statutory stock options. No option may have an exercise price that is less than the fair market value of the common stock on the date of grant or a term of more than ten years. An option may be exercised by the payment of the option price in cash or with such other lawful consideration as our Compensation Committee may determine, including by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention.

Restricted Stock.  Our Compensation Committee may grant shares of common stock that are only earned if specified conditions, such as completing a term of employment or satisfying pre-established performance goals, are met and that are otherwise subject to forfeiture. Shares of restricted stock may not be sold, transferred or otherwise encumbered until earned, unless the Compensation Committee provides otherwise.

Restricted Stock Units.  Our Compensation Committee may grant the right to receive shares of common stock subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

Unrestricted Stock.  Our Compensation Committee may grant shares of common stock that are not subject to restrictions or forfeiture.

Stock Appreciation Rights.  Our Compensation Committee may grant stock appreciation rights, or SARs, where the participant receives cash, shares of common stock, or other property, or a combination thereof, as determined by the Compensation Committee, equal in value to the difference between the exercise price of the SAR and the fair market value of the common stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option shall have an exercise price not less than 100% of the Fair Market Value of the Common Stock on the date of award may be granted at such exercise prices as the Committee may determine. The Committee shall determine the manner of calculating the excess in value of the shares of Common Stock over the exercise price of a Stock Appreciation Right.

Federal Income Tax Consequences Relating to Equity Awards.

Incentive Stock Options.  An optionee does not realize taxable income upon the grant or exercise of an incentive stock option, known as an ISO, under the 1995 Equity Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as a capital gain and any loss sustained will be a capital loss and (b) no deduction is allowed to Dyax for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, referred to as a disqualifying disposition, then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) Dyax is entitled to deduct this amount. Any further gain realized is taxed as a capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Non-statutory Stock Options.  No income is realized by the optionee at the time a non-statutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Dyax receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a capital gain or loss and will not result in any deduction by Dyax.

Restricted Stock.  Awards of restricted stock that are non-transferable and subject to forfeiture are generally not taxable to the recipient until the shares vest. When the shares vest, the recipient realizes compensation income equal to the difference between the amount paid for the shares and their fair market value at the time of the vesting, and we are entitled to a corresponding deduction. Appreciation in the value of the shares during the vesting period therefore increases the income subject to tax at ordinary income rates at the time of vesting as well as the corresponding deduction we are entitled to take at that time. The tax is payable for the year in which the vesting occurs, regardless of whether the shares are sold at that time. If the recipient is an employee, Dyax is required to withhold income and social security taxes from the compensation income (by withholding from shares, from other income of the employee or from a cash payment made by the employee to Dyax to cover the withholding taxes).

Instead of being taxed when the shares vest, a recipient may elect to be taxed in the year the shares are awarded by filing a “Section 83(b) election” with the Internal Revenue Service within 30 days after issuance of the restricted shares. The recipient then realizes compensation income in the year of the award equal to the difference between the amount paid for the shares and their fair market value at the time of issuance, and we are entitled to a corresponding deduction at that time.

Unrestricted Stock.  Generally, a recipient will be taxed at the time of the grant of the award. The fair market value of the shares at that time will be treated as ordinary income. We receive a tax deduction for the amount reported as ordinary income to the recipient subject to the limitations of Internal Revenue Code Section 162(m). Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

Restricted Stock Units.  A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. The recipient must include as ordinary income when an award is settled an amount equal to the excess of the fair market value of the shares (or the amount of cash) distributed to settle the award. Subject to the limitations of Internal Revenue Code Section 162(m), we receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

Internal Revenue Code Section 162(m).  United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the chief executive officer and the next three highest paid executive officers other than the Chief Financial Officer (each, a “covered employee”) unless the compensation is “performance-based” as defined in Internal Revenue Code Section 162(m). Stock options and SARs granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options or SARs are granted by a committee consisting solely of outside directors, and (c) the stock options or SARs have an exercise price that is not less than the fair value of common stock on the date of grant.

Our Compensation Committee has designed the 1995 Equity Plan with the intention of satisfying Section 162(m) with respect to stock options and SARs, if any, granted to covered employees.

In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by our Compensation Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. We are asking that stockholders reaffirm our performance goals for this purpose in Proposal 4. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Compensation Committee.

Proposed Amendments to the 1995 Equity Plan

On February 26, 2014, the Compensation Committee of our Board of Directors voted, subject to stockholder approval, to amend the 1995 Equity Plan to increase the number of shares available for issuance under the 1995 Equity Plan by 9,000,000 shares. As of March 1, 2014, this will bring the total shares available for issuance to 10,707,963 shares, subject to adjustment for stock-splits and similar capital changes.

Stockholder approval of the 9,000,000 share increase is required under applicable NASDAQ Market Rules as well as to ensure that these shares may be treated as incentive stock options under the Internal

Revenue Code. This amendment is intended to provide a sufficient number of shares of Common Stock for anticipated awards to eligible persons through 2017.

The preceding summary is qualified in its entirety by reference to the full text of the 1995 Equity Plan, as amended by our Board of Directors and subject to stockholder approval, which has been filed with the SEC and will be made available upon written request to 55 Network Drive, Burlington, MA 01803, Attn: Investor Relations.

Votes Required

The affirmative vote of a majority of the total votes cast on this proposal, represented in person or by proxy, will constitute the approval of the proposed amendment to the 1995 Equity Plan. Abstentions will count as votes.

WE RECOMMEND A VOTE “FOR”
THE AMENDMENT TO OUR AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN

PROPOSAL 4

Reaffirmation of 1995 Equity Plan Performance-Goals

Purpose

The Board of Directors approved, subject to stockholder approval, and now submits for stockholder approval a reaffirmation of the material terms of the performance-based goals specified in the 1995 Equity Plan intended to qualify for tax deductions under Internal Revenue Code Section 162(m). We are asking for stockholders to reaffirm the material terms of performance-based goals set forth in the 1995 Equity Plan so that benefits intended to be “performance-based” compensation paid under the 1995 Equity Plan can continue to qualify for tax deductions under Section 162(m) of the Code.

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance-based” to $1 million per executive officer. “Performance-based” compensation meeting certain requirements is not counted against the $1 million limit and generally remains fully deductible for tax purposes. One of the requirements for compensation to be considered performance-based under the tax laws is that the company must obtain stockholder approval every five years of the material terms of performance goals for such compensation. In accordance with Internal Revenue Service rules, the material terms that the stockholders approve constitute the framework for the Compensation Committee to establish programs and awards under which compensation provided by the company can qualify as “performance-based” compensation for purposes of the tax laws. Stockholder approval of the general performance goals specified in the 1995 Equity Plan and the maximum amounts that may be awarded under the 1995 Equity Plan, even without stockholder approval of specific targeted levels of performance, will qualify the incentive awards under the 1995 Equity Plan as “performance-based” compensation. We expect that a reaffirmation of performance-based goals in the 1995 Equity Plan to allow full tax deductibility of any performance-based awards granted under the 1995 Equity Plan for the next five years, at which point Section 162(m) will require further stockholder approval of these goals.

Material Terms of the Performance Goals Specified in the 1995 Equity Plan

As defined in the tax rules, stockholders must approve each of the material terms of performance goals if a company is to obtain tax deductions for the specified forms of performance based compensation for the covered executives whose total annual compensation exceeds $1 million, including (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below.

Group of employees covered.  The group of employees whose compensation would be subject to the performance goals would include our senior officers, including the executive officers required to file reports under Section 16 of the Securities Exchange Act of 1934. Although the tax laws only limit deductibility for compensation paid to the chief executive officer and the three most highly paid executive officers (not including the chief executive officer and the principal financial officer), we may apply the performance goals more broadly to one or more other participants in the 1995 Equity Plan in the event that any of them becomes a person covered by Section 162(m) of the Code during the time that they hold an award covered by this proposal.

Business criteria in the performance goals.  With respect to any awards intended to be “performance-based” compensation, we intend to use one or more of the following business criteria as the basis of the performance goals, (i) increases in the price of our Common Stock, (ii) product or service sales or market share, (iii) revenues, (iv) return on equity, assets, or capital, (v) economic profit (economic value added), (vi) total shareholder return, (vii) costs, (viii) expenses, (ix) margins, (x) earnings or earnings per share, (xi) cash flow, (xii) cash balances (xiii) customer satisfaction, (xiv) operating profit, (xv) research and development progress, (xvi) clinical trial progress, (xvii) licensing, (xviii) product development, (xix) manufacturing, or (xx) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices. Such performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department or line of business in which the participant works or on the performance of the Company generally.

Per-person maximum amounts.  The maximum number of shares of common stock that may be granted as restricted stock, unrestricted stock awards and restricted stock units to any participant in the aggregate in any calendar year shall not exceed 750,000 shares, except for grants to a new employee during the calendar year in which his or her service as an employee first commences such number shall not exceed 1,500,000 shares, each subject to adjustment for certain events, including stock dividends, splits, merger and reorganizations, among others.

The Compensation Committee has established business measurements and maximum amounts that it considers appropriate in light of foreseeable contingencies and future business conditions. If approved by the stockholders, this proposal would not limit our right to award or pay other or additional forms of compensation (including, but not limited to, salary, or other stock-based awards under the 1995 Equity Plan) to our senior officers. These other forms of compensation may be paid regardless of whether or not the performance goals in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as “performance-based” compensation under the tax laws.

Material Terms of the 1995 Equity Plan

The material terms of the 1995 Equity Plan are set forth in the preceding proposal.

Vote Required

The affirmative vote of a majority of the total votes cast on this proposal, represented in person or by proxy, will constitute the approval of the reaffirmation of the performance-based goals specified in the 1995 Equity Plan. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of the vote on this proposal.

Although Proposal No. 3 and this proposal are related to the 1995 Equity Plan, approval of this proposal is entirely independent from and not dependent upon the approval of any other proposal in this proxy statement.

WE RECOMMEND A VOTE “FOR”
REAFFIRMATION OF THE 1995 EQUITY PLAN PERFORMANCE GOALS

PROPOSAL 5

Amendment to the 1998 Employee Stock Purchase Plan

We are asking stockholders to approve amendments of Dyax’s 1998 Employee Stock Purchase Plan, referred to as the Purchase Plan, to increase the number of shares of Common Stock available for issuance under the Purchase Plan by 500,000 shares and to remove the term limitation set forth in Section 18 of the Purchase Plan. We believe the Purchase Plan is essential to our ability to attract and retain highly qualified employees in an extremely competitive environment in which employees view equity incentives as an important component of their compensation.

Summary of the 1998 Employee Stock Purchase Plan

Purpose.  The Purchase Plan provides our full-time employees the opportunity to purchase shares of our common stock at periodic intervals under tax-advantaged terms. As of April 2, 2014, 1,062,040 shares of Common Stock have been issued pursuant to the Purchase Plan and 267,960 shares are reserved for issuance. We believe that continuing to provide the benefits available under the Purchase Plan to our employees will help us attract and retain top quality personnel, motivate them to acquire an equity stake in Dyax and provide an incentive for them to achieve long-range performance goals to the extent they retain the shares purchased under the Purchase Plan. Our Board of Directors strongly believes that continuing to offer a program in which our employees can purchase shares of our common stock is an important component of our compensation program. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Administration.  On February 26, 2014, Dyax’s Compensation Committee delegated to the Chief Financial Officer of Dyax, acting in any such capacity, the authority to grant the rights to purchase shares of our common stock under the Purchase Plan, at his discretion. Mr. Migausky determines the frequency and duration of individual offerings under the Purchase Plan and the date(s) when stock may be purchased.

Authorized Shares.  Currently, a maximum of 1,330,000 shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, merger, consolidation, reorganization, recapitalization or similar change in our capital structure. If the proposed amendment is approved, the maximum number of shares reserved for issuance under the Purchase Plan will be increased to 1,830,000. If any purchase right expires or terminates, the shares subject to the unexercised portion of such purchase right will again be available for issuance under the Purchase Plan. The maximum number of shares that may be sold under the Plan during any single exercise period is 25,000 shares multiplied by the number of full calendar quarters included in that exercise period. This effectively limits the number of shares that may be sold under the Purchase Plan to 100,000 per year. If the number of shares available is insufficient to cover shares offered during an offering period or on any day the shares are purchased (“Purchase Date”), the Compensation Committee may authorize an equitable pro rata allocation of shares among all participants and either continue or terminate all offerings then in effect.

Eligibility.  All employees of Dyax or any U.S. subsidiary designated by the Compensation Committee, who work at least twenty hours per week and are employed for at least five months, are eligible to participate in the Purchase Plan. As of April 2, 2014, 115 employees were eligible to participate in the Purchase Plan.

Offerings.  Dyax may make one or more offerings to employees to purchase shares of Dyax common stock, as determined by the Compensation Committee. No offering period may exceed 27 months in duration.

Purchase Price.  The purchase price per share in an offering is 85% of the lower of the fair market value of common stock on the first day of an offering period (the “Offering Date”) or the Purchase Date and may be paid through regular payroll deductions, lump sum cash payments, by delivery of shares of Dyax common stock, or some combination thereof, as determined by the Compensation Committee. The closing price of our common stock on April 2, 2014, as reported by the NASDAQ Global Market, was $8.91.

Participation and Withdrawal.  Participation in the Purchase Plan is voluntary, and a participant may withdraw from an offering before stock is purchased. No employee will be eligible to participate in more than one offering at a time. Directors who are not employees of Dyax are not eligible to participate in the Purchase

Plan. Participation in the Purchase Plan terminates automatically upon termination of employment for any reason. Given that the number of shares that may be purchased under the Purchase Plan is determined, in part, on the common stock’s market value on the first and last day of the enrollment period and given that participation in the Purchase Plan is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable.

Purchase Limitations.  The maximum number of shares of common stock that a participant may purchase on a Purchase Date is limited to 875 shares multiplied by the number of full calendar quarters since the prior Purchase Date in the offering. This effectively limits each employee to a maximum of 3,500 shares that may be purchased per year. As required by Section 423 of the Internal Revenue Code, an employee’s purchases under the Purchase Plan and all other Dyax employee stock purchase plans intended to qualify under Section 423 of the Code may not accrue at a rate which exceeds $25,000 per calendar year (based upon the fair market value of the stock determined as of the Offering Date), or such lower amount as may be determined by Dyax’s Compensation Committee. In addition, no employee may contribute more than 10% of the employee’s annual rate of compensation (or such lesser percentage as the Compensation Committee may fix). Furthermore, an employee may not subscribe for shares under the Purchase Plan if, immediately after having subscribed, the employee would own 5% or more of the voting power or value of all classes of our stock, including stock which may be purchased through subscriptions under the Purchase Plan or any other plans.

Merger or Change in Control.  In the event of a sale of all or substantially all of our assets or a merger, consolidation or other reorganization in which our stockholders immediately prior to the transaction own less than 50% of the voting stock of Dyax or our successor, each right under the Purchase Plan shall be assumed or an equivalent right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the rights, or if the Compensation Committee determines otherwise to do so, the Compensation Committee shall shorten any purchase periods and offering then in progress by setting a new Purchase Date and any offering shall end on the new Purchase Date, which shall be on or before the date of consummation of the change in control transaction.

Termination or Amendment.  The Compensation Committee may at any time terminate or amend the Purchase Plan, or terminate any offering. However, the Compensation Committee may not amend the Purchase Plan without the approval of Dyax stockholders if stockholder approval is required by Section 423 of the Internal Revenue Code or by applicable law, regulation, or stock exchange rule.

Federal Income Tax Consequences

A participant does not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan.

If a participant does not dispose of shares purchased under the Purchase Plan for at least:

•	two years from the Offering Date, and
•	one year from the Purchase Date,

then upon sale of the shares, the lesser of 15% of the fair market value of the stock (determined as of the Offering Date) or the amount realized on sale of such shares in excess of the purchase price, is taxed to the participant as ordinary income, with any additional gain taxed as long-term capital gain and any loss taxed as long-term capital loss. No deduction will be allowed to Dyax for Federal income tax purposes.

If a participant disposes of shares of common stock purchased under the Purchase Plan before the expiration of the prescribed holding periods, then the participant realizes ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price thereof, and Dyax is entitled to deduct this amount. Any further gain or loss is treated as a short-term or long-term capital gain or loss and will not result in any deduction for Dyax.

Proposed Amendments to the Purchase Plan

On February 26, 2014, the Compensation Committee of the Board of Directors voted, subject to stockholder approval, to amend the Purchase Plan to increase the number of shares available for issuance under the plan by 500,000 shares and to remove the term limitation set forth in Section 18 of the Purchase Plan, which currently provides that no rights may be granted under the plan after January 30, 2017. This amendment is intended to provide a sufficient number of shares of Common Stock for anticipated awards to eligible persons through at least 2017.

The preceding summary is qualified in its entirety by reference to the full text of the Purchase Plan, as amended by our Board of Directors and subject to stockholder approval, which has been filed with the SEC and will be made available upon written request to 55 Network Drive, Burlington, Massachusetts 01803, Attn: Investor Relations.

Vote Required

The affirmative vote of a majority of the total votes cast on this proposal, represented in person or by proxy, is required to approve the Purchase Plan. Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

WE RECOMMEND A VOTE “FOR”
THE AMENDMENT TO OUR 1998 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 6

Ratification of Independent Registered Public Accounting Firm

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements for each of the years ending December 31, 2013, 2012 and 2011. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2014. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2013 and 2012 may be found under the heading “Audit Fees” on page 49. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that PricewaterhouseCoopers LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Dyax and its stockholders.

Vote Required

The affirmative vote of a majority of the total votes cast on this proposal, represented in person or by proxy, will constitute the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of the vote on this proposal.

WE RECOMMEND A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence.  Our Board of Directors has determined that each of the current directors, as well as those standing for re-election, are independent directors as defined by applicable NASDAQ Stock Market standards governing the independence of directors, except for Henry E. Blair, our Chairman of the Board, and Gustav Christensen, our President and Chief Executive Officer. When Mr. Christensen assumed the role of Chief Executive Officer in January 2009, we separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Because Mr. Blair, our Chairman, was an employee of the Company through December, 2011, and is therefore not “independent,” our Board of Directors has appointed Mary Ann Gray as “Lead Director” to preside at all executive sessions of the Board.

Board Meetings and Committees.  Our Board of Directors held five meetings during 2013. During 2013, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances, and all of our directors who were serving at the time of our 2013 annual meeting attended the meeting.

Stockholder Communications.  Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of Andrew Ashe, General Counsel, Dyax Corp., 55 Network Drive, Burlington Massachusetts, 01803. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

During 2013, our Board of Directors had four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Strategy and Science Committee.

Audit Committee.  The Audit Committee has authority to select and engage our independent registered public accounting firm and is responsible for reviewing our audited financial statements, accounting processes and reporting systems. The Audit Committee also discusses the adequacy of our internal financial controls with our management and our independent registered public accounting firm. In addition, the Audit Committee is responsible for overseeing the independence of, and approving all services provided by, our independent registered public accounting firm.

Our Board of Directors has considered and concluded that each of the current members of the Audit Committee satisfies the independence and financial literacy and expertise requirements as defined by applicable NASDAQ Stock Market standards governing the qualifications of audit committee members. Additionally, our Board of Directors has determined that all of the members of the Audit Committee qualify as audit committee financial experts under the rules of the SEC.

The current members of the Audit Committee are Messrs. McLachlan (Chair), Fordyce and Pucci. The Audit Committee held four meetings during 2013. The Audit Committee operates under a written charter adopted by the Board, which is available on our website at www.dyax.com. For more information about the Audit Committee, including its audit services pre-approval procedures, see “Audit Committee Report” and “Audit Fees” below.

Compensation Committee.  Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, recommending the compensation to be paid to our Chief Executive Officer, determining the compensation to be paid to our other executive officers, and administering our equity incentive and stock purchase plans. Our Compensation Committee also determines the equity compensation for our Chief Executive Officer. For more information about the processes and procedures of our Compensation Committee, see “Executive Compensation” below.

The current members of the Compensation Committee are Dr. Gray (Chair), Mr. Kempner and Dr. Cohen. The Compensation Committee held eight meetings during 2013. The Compensation Committee operates under a written charter adopted by the Board, which is available on our website at www.dyax.com.

Nominating and Governance Committee.  Our Nominating and Governance Committee identifies individuals qualified to become Board members and a nominating sub-committee of this committee, consisting of some or all of the independent directors whose terms of office continue after the next annual meeting, recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines.

The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Matters-Stockholder Recommendations for Director Nominations.” The Nominating and Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Matters-Deadline for Stockholder Proposals and Director Nominations.”

Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries made to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

•	whether the prospective nominee meets the independence requirements and audit committee qualifications defined under applicable NASDAQ Stock Market standards and audit committee financial expert requirements defined under applicable SEC rules and regulations;
•	the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;
•	the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and
•	the extent to which the prospective nominee holds any position that would conflict with a director’s responsibilities to Dyax.

Although the committee does not have a formal policy for considering diversity in identifying nominees for director, it seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints, perspectives and skills.

If the Committee’s initial evaluation is positive, the members of the Nominating Sub-Committee each interview the candidate. Upon completion of this evaluation and interview process, the Committee makes a recommendation to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering the recommendation and report of the Committee.

On February 27, 2014, the Committee approved the director nominees for election at the 2014 Annual Meeting.

The members of the Nominating and Governance Committee are Mr. Pucci (Chair), Dr. Gray and Messrs. Fordyce and Kempner, each of whom the Board has determined meets the independence requirements as defined by applicable NASDAQ Stock Market standards governing the independence of directors. The Committee held two meetings during 2014. The Nominating and Governance Committee operates pursuant to a written charter, which is available on our website at www.dyax.com.

Strategy and Science Committee.  In January 2013, our Board established a Strategy and Science Committee with responsibility for the oversight of the Company’s long-term strategic plan as well as the Company’s research and development (R&D) activities. The members of the Strategy and Science Committee are Mr. Kozin (Chair), and Messrs. Blair and McLachlan. The Strategy and Science Committee operates pursuant to a written charter, which is available on our website at www.dyax.com.

Risk Oversight.  The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives a report related to risk oversight, the Chair of the relevant Committee reports on any discussions with respect to such report to the full Board during the Committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to the interrelationships of potential risks throughout the Company.

Certain Relationships and Related Transactions

Policy on Related Person Transactions

Our Board of Directors has adopted a written Policy on Related Person Transactions that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transaction and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction (either as a direct party or by arranging the transaction) and the transaction involves more than $120,000. In adopting this policy, our Board expressly excluded from its coverage any transactions, among others, involving compensation of our executive officers or directors that it or our Compensation Committee has expressly approved. We have not engaged in any transactions with related persons since the beginning of our last fiscal year.

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee members were Dr. Gray (Chair), Dr. Cohen and Mr. Kempner, none of whom currently is, or formerly was, an officer or employee of Dyax. None of our executive officers served as a member of the Board of Directors or Compensation Committee of any other company that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The following section provides biographical information as of April 2, 2014 about our current executive officers.

Name	Age	Position
Gustav Christensen	66	President and Chief Executive Officer
Burt Adelman, M.D.	61	Executive Vice President and Chief Medical Officer
George Migausky	59	Executive Vice President and Chief Financial Officer
Andrew Ashe	47	Executive Vice President and General Counsel

Gustav Christensen has been the President and Chief Executive Officer and a director of Dyax since January 2009. From April 2008 through December 2008, Mr. Christensen served as Executive Vice President and Chief Business Officer of Dyax, overseeing the Company's partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005 to 2008. He began his career as General Manager at Baxter Travenol Laboratories and left in 1983 to become the Vice President of Business Development at Genetics Institute Inc. from 1983 to 1988. Additionally, he has been the chief executive officer or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.

Burt Adelman, M.D. serves as Executive Vice President and Chief Medical Officer and has served as an executive officer of our Company since August 2012. Dr. Adelman has experience and expertise in drug development and commercialization. He led the successful development of a number of important biologic and small molecule therapeutics, including Angiomax®, Avonex®, Amevive® and Tysabri®. Dr. Adelman began his career with Biogen Idec (then Biogen) in 1991 as Director of Medical Research, and held positions of increasing responsibility including Vice President, Regulatory Affairs, Vice President, Development Operations, and Executive Vice President, Research and Development. He retired from Biogen Idec as Executive Vice President of Portfolio Strategy in 2007. Since 1991, Dr. Adelman has served as a lecturer in medicine at the Harvard Medical School. He was also a faculty member in the Department of Medicine at the Medical College of Virginia from 1984 to 1991, and Chief of the Hematology-Oncology service at the Hunter Holmes McGuire VA Medical Center. From 2009 to 2010, Dr. Adelman was interim President of Research and Development at Eleven Biotherapeutics, Inc. From 2010 to present, Dr. Adelman has served as an advisor to Eleven Biotherapeutics, Inc.

George Migausky has served as Executive Vice President and Chief Financial Officer since joining Dyax in August 2008. Prior to joining Dyax, Mr. Migausky served as CFO of Wellstat Management Company, a privately-held company responsible for the strategy, business development and operations of an affiliated group of five life science companies. From 1990 to 2004, he served as CFO at IGEN International where he was instrumental in preparing the Company for its initial public offering in 1994, its merger with F. Hoffman La Roche in 2004 and the simultaneous spinoff of BioVeris Corporation as an independent public company. He served as CFO of BioVeris through to 2008. Mr. Migausky received an MBA from Babson College and a BS from Boston College.

Andrew Ashe serves as Executive Vice President and General Counsel and has served as an executive officer of our Company since February 2013. Mr. Ashe manages the Company's legal, intellectual property and compliance activities, and also oversees the Human Resources and Information Technology departments within Dyax. Mr. Ashe joined Dyax in 2003 and served as an attorney in our legal department until January 2011 when he became our General Counsel. Prior to joining Dyax, Mr. Ashe practiced law as a corporate attorney at Nutter, McClennen & Fish and Prince, Lobel & Tye, two private law firms based in Boston, Massachusetts. Previously, Mr. Ashe also worked as a specialist and senior options analyst at the American Stock Exchange in New York. Mr. Ashe received his law degree from The George Washington School of Law and a BBA from the University of Massachusetts, Amherst.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this proxy statement, “Named Executive Officers” is intended to mean the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2013, as well as the two other individuals named in the Summary Compensation Table following this discussion and analysis.

Executive Compensation Policies

The primary objectives of our executive compensation program are to attract, retain and reward executive officers who contribute to the long-term success of our business, which is focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. Additionally, we seek to align compensation with the achievement of key business objectives. Short-term incentive compensation is included to encourage effective performance towards the achievement of these objectives. Executive compensation also includes long-term equity awards, which provide incentives to maximize long-term stockholder value and by their nature reward performance that enhances long-term stockholder value.

In implementing our executive compensation program, we seek to reward each executive's achievement of designated objectives related to Dyax's annual and long-term performance and to individual fulfillment of responsibilities. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program.

Our compensation policies for executive officers, including our Named Executive Officers, are based on the same principles that guide our compensation programs for all employees:

•	We promote a “pay-for-performance” culture by structuring variable and short-term incentive compensation and long-term incentive compensation in a manner that distinguishes between different levels of performance.
•	The level of short-term incentive compensation is based on the achievement of clearly defined corporate objectives in support of Dyax's key business strategies. This component of variable compensation is more heavily weighted for executive officers, including our Named Executive Officers, as they have a greater ability to influence Dyax's results.
•	We strive to make our compensation decisions transparent by communicating openly with our employees regarding our compensation process, pay structure and performance objectives.
•	We seek to offer levels of compensation that are competitive with the compensation paid by our peer group of companies for comparable responsibilities and positions.
•	Our compensation policies provide our executive officers, including our Named Executive Officers, with incentives to remain with Dyax and to meet our long-term goals.

Compensation Risk

As part of its oversight of our compensation policies, the Compensation Committee considers the incentives created by our executive compensation program and the impact that our compensation policies could have on our overall risk profile. In addition, the Compensation Committee annually reviews our compensation policies and procedures to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its latest review, the Committee has concluded that our compensation policies and procedures do not create such risks.

Independent Compensation Consultants

To assist our Compensation Committee in executing our executive compensation policy for 2013, the Committee retained Arnosti Consulting, Inc. (ACI), an independent compensation consultant, to advise the Committee. In appointing ACI, the Committee determined that ACI is independent and its engagement does not pose a conflict of interest.

For 2013, ACI prepared an extensive review and analysis of our executive compensation program, including a market analysis of each of the three main components of compensation — base salary, short-term incentive compensation and long-term equity awards. As part of the review and analysis, ACI made recommendations to the Compensation Committee. Additionally, ACI was engaged to review our executive compensation practices with respect to industry best practices and to make recommendations for changes in our practices as appropriate.

Review and Analysis of Peer Group Data

At the end of each year, we review our executive compensation program against trends in the market and the compensation practices of our peer group. Companies selected for our peer group consist of publicly traded biotechnology companies with similar market capitalization, number of employees, stage of development and commercialization, and revenues.

With the assistance of our compensation consultant, we periodically review and update our list of peer companies for conformity with these measures. We undertook such a review in October 2012 for the 2013 compensation review, when we thoroughly examined the Company's historical peer companies along with commercial and late stage development companies in order to properly determine a new peer group of companies with whom we compete most directly for executive talent. As a result of this review, the Compensation Committee revised our peer group list to eliminate five companies that no longer conformed to our peer group profile and replaced them with four new companies with more comparable profiles. The companies eliminated from our prior peer group list were: Acorda Therapeutics, Isis Pharmaceuticals, The Medicines Company, Questcor Pharmaceuticals and Theravance.

The full peer group established by our Compensation Committee to generate the competitive compensation survey data used to establish our executive compensation program for 2013 consisted of the following companies, which is referred to herein as “our peer group”:

• Affymax	• Osiris Therapeutics
• AMAG Pharmaceuticals	• Pozen
• ArQule	• Progenics Pharmaceuticals
• AVANIR Pharmaceuticals	• Santarus
• AVEO Pharmaceuticals	• Savient Pharmaceuticals
• Depomed	• Spectrum Pharmaceuticals
• Halozyme Therapeuticas	• Targacept
• InterMune	• Trius Therapeutics
• Maxygen	• ViroPharma
• NPS Pharmaceuticals	• Xenoport
• Optimer Pharmaceuticals	• Xoma

For 2013, our Compensation Committee used the survey data generated by our compensation consultant from this peer group to gauge whether each element of our prospective executive compensation for 2013 accomplished our objective of maintaining a competitive compensation structure as compared with similarly situated companies in the biotechnology industry. In February 2013, survey data were considered by the Compensation Committee in making annual base salary adjustments and equity awards for 2013. Survey data were also considered by the Compensation Committee in order to determine the appropriate variable compensation, including any bonuses, payable to executives for performance during 2013. These data were considered initially in February 2013 when variable compensation targets were established for each executive, and then tracked during the year and later reviewed in February 2014, when performance was measured and the actual variable compensation, including any bonuses, were calculated and awarded.

Oversight of Our Executive Compensation Program

Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers, as determined under the rules and regulations of NASDAQ, to approve all matters relating to the compensation of our executive officers, including our Named Executive Officers, and non-employee directors as well as certain matters for all employees.

Our Chief Executive Officer evaluates the performance of the other executive officers, including the other Named Executive Officers, and makes recommendations to our Compensation Committee based upon those evaluations and a review and analysis of competitive market data. However, our Compensation Committee ultimately determines the compensation to be paid to the Named Executive Officers other than our Chief Executive Officer. The Committee maintains full discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer.

Our Chief Executive Officer is not present when the Compensation Committee and our independent directors discuss and determine his compensation. Annually, the Committee reviews the corporate goals and objectives relevant to our Chief Executive Officer's compensation, and makes a recommendation to the Board. The Committee also solicits annually the independent directors' evaluations of our Chief Executive Officer's performance, in light of those goals and objectives, and recommends to the independent directors proposed compensation for our Chief Executive Officer based on that evaluation. The independent directors, without our Chief Executive Officer being present, make the final approval of his compensation on the basis of this recommendation. In establishing the long-term incentive components of our Chief Executive Officer's compensation, the Committee considers the Company's performance, the value of similar incentive awards to chief executive officers in our peer group of companies, the awards given to our Chief Executive Officer in past years, and such other factors as the Committee may consider relevant. Our Chief Executive Officer's cash compensation and the goals and objectives relevant to that compensation are subject to final review and approval by the independent members of the Board. The Committee makes the final determination regarding all equity awards to our Chief Executive Officer which, during 2013, was made after consulting with the members of the Board other than our Chief Executive Officer.

Elements of Executive Compensation Program for 2013

Our compensation program for executive officers, including our Named Executive Officers, consists of the following elements:

•	annual base salary;
•	annual short-term incentive and other variable compensation payable in cash;
•	long-term incentives provided in the form of annual equity awards; and
•	standard employee benefits.

Our Compensation Committee does not have any pre-established policies relating to the allocation of these compensation elements within the total compensation of each executive. Instead, in determining the amount of each element in comparison to the total compensation opportunity for each executive, our Compensation Committee considers competitive factors identified in the Committee's review of the survey data from our peer group as well as on our historical compensation practices. Our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program. The following discussion describes how each of the individual elements of compensation fits into our overall compensation objectives and describes how and why compensation decisions for 2013 were made with respect to each element.

Say-on-Pay Consideration

At the 2011 annual meeting of stockholders, the stockholders were asked to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2011 annual meeting. Approximately 64% of the votes cast on the say-on-pay proposal (Proposal 2) were in favor of our named executive officer compensation, and a similar percentage voted in favor of our Board's recommendation on the advisory vote frequency proposal (Proposal 3) that stockholders should have an advisory vote on our named executive officer compensation every three years. Our Board reviewed the vote results and accepted the vote of the substantial majority of our stockholders voting at the meeting who concurred with our Board's recommendation on the frequency of stockholder advisory votes. Our Board had made that recommendation based on its belief that our compensation program is straightforward and does not change significantly from year to year and should be considered in light of long-term corporate performance. Accordingly, our Compensation Committee has continued to emphasize the importance of long-term compensation of our executive officers by targeting their base salaries at approximately the median of our peers and increasing the percentage of their total compensation that is composed of variable compensation and, in particular, equity compensation.

Annual Base Salary

The principal objective of base salary is to provide our executive officers with a current and predictable level of income that is competitive with our industry and our peer group of companies. To remain competitive, we believe that base salaries should be targeted at the median of the range of salaries of similarly situated executives in our peer group. Consequently, base salaries are evaluated annually by our Compensation Committee in accordance with this target and market data available with respect to our peer group, and then adjusted as appropriate to take into account each executive's individual performance, responsibilities and overall experience.

The market data reviewed by us at the beginning of 2013 indicated that the aggregate base salaries of our Named Executive Officers was consistent with our target of the median of similarly situated executives (e.g., those with similar titles and/or responsibilities) in our peer group. Consequently, our Compensation Committee determined that it was appropriate to keep the base salaries of our Chief Executive Officer and our Chief Financial Officer unchanged for 2013 and to increase by 3% the base salary of our Chief Operating Officer. Following the resignation of our Chief Operating Officer in March 2013, the salary of our Chief Medical Officer was increased by 9.6% after he assumed responsibility for the management of our Research Department. In addition, upon the promotion of our General Counsel to the executive position of Senior Vice President with additional responsibility for management of certain administrative functions, his salary was increased by 6.9%.

Annual Variable Compensation

Our Compensation Committee has the authority and discretion to award annual variable compensation to our executive officers, including short-term incentive compensation. The purpose of the variable compensation program is to provide incentives for our executive officers to achieve the annual corporate and individual performance objectives developed from our annual business review and adjusted during the course of the year to reflect changes in our operating plans and strategy. Our annual variable cash compensation program is a key element of annual compensation for our executive officers. The program is structured to provide competitive incentive opportunities to our executives so that we retain our existing executives and are positioned to compete for highly talented executives.

The Compensation Committee establishes a variable compensation target amount for each executive officer. This amount is calculated as a percentage of the officer's base salary. In the first quarter of each year, the target amounts are reviewed and revised as necessary to realign variable compensation target amounts with competitive market compensation paid to similarly situated executives in our identified peer group and also to properly address individual responsibilities and experience. The extent to which these target amounts are awarded is based primarily upon an assessment of corporate achievement of the performance objectives for the short-term incentive plan and an assessment of each executive's achievement of individual performance goals. The table below sets forth the target variable amounts (as a percentage of base salary) for each of our Named Executive Officers for 2013, as well as the proportions of their target variable amounts that are based on corporate achievement of performance objectives and the officer's achievement of individual performance goals.

Named Executive Officer	Target Variable Amount (% of Base Salary)	Proportion of Target Variable Amount Based on Short-Term Incentive Plan	Proportion of Target Variable Amount Based on Individual Performance
Gustav Christensen	55.0%	100%	0%
Burt Adelman	40.0%	80%	20%
George Migausky	40.0%	80%	20%
Andrew Ashe	35.0%	80%	20%

Notwithstanding the target variable amounts set in the first quarter of each year, the Compensation Committee retains full discretion to adjust individual target variable amounts upwards for exceptional performance, and to otherwise adjust variable compensation upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year.

Corporate Performance

We score corporate performance for the purpose of our short-term incentive plan in accordance with a performance scale that sets a score of 100% at a level of performance that reflects a year in which most of the annual objectives, and particularly high priority objectives, are met. With regard to the likelihood of achieving annual corporate objectives, for compensation purposes, we set the objectives at a level reasonably expected to be achieved with a good level of performance. The Compensation Committee exercises discretion in weighting the relative importance of the key annual objectives and determining the achievement of them, and considers the specific recommendations of the Chief Executive Officer in these matters. To the extent that the Compensation Committee determines that actual corporate performance exceeded expected performance levels, the Committee can exercise its discretion and establish a corporate performance score in excess of 100%. To the extent that the Committee adjusts corporate performance in excess of 100%, or uses its discretion to recognize accomplishments beyond the established performance objectives for the year, the amount of the adjustment is reported as a bonus in the Summary Compensation Table following this report.

In 2013, our strategic business objectives focused on (i) commercialization and development objectives for KALBITOR® (ecallantide) in the United States for the treatment of hereditary angioedema (HAE), (ii) advancing the development of DX-2930 and other pipeline products, and (iii) the achievement of certain financial and human resource objectives. In line with this strategic focus, the Compensation Committee measured corporate performance during 2013 by evaluating achievement against certain key 2013 corporate objectives and other accomplishments considered by the Compensation Committee, as follows:

•	Achievement within a specified range of net sales of KALBITOR in the U.S.

For 2013, net sales of KALBITOR were $40.5 million.

•	Achievement within a specified range of profit margin for the KALBITOR “product line” for 2013, exclusive of general and administrative and occupancy expense.

KALBITOR sales during 2013 exceeded the expenses incurred in connection with KALBITOR commercial, regulatory and development activities, generating a positive profit margin (exclusive of allocation of general and administrative and occupancy expenses).

•	End 2013 with a specified level of cash, sufficient to support forecasted business operations through 2014.

As of December 31, 2013, cash, cash equivalents and short-term investments totaled $111.4 million, which is sufficient to support forecasted business operations beyond 2014.

•	Submit Investigational New Drug (IND) Application for DX-2930 to the U.S. Food and Drug Association and initiate a Phase 1 Clinical Trial.

The IND for DX-2930 was submitted to the U.S. Food and Drug Administration (FDA) on June 25, 2013. The Phase 1 clinical study of DX-2930 was initiated (first subject enrolled) on August 12, 2013.

•	Advance the development of a plasma kallikrein biomarker assay that could assist in the identification of plasma-kallikrein-mediated diseases.

A biomarker assay has been developed and validated in HAE, a disease known to be mediated by plasma kallikrein activation. This assay measures the endogenous plasma kallikrein substrate high-molecular-weight kininogen, or HMWK, a precursor of bradykinin, and its conversion to cleaved HMWK and bradykinin. The assay has already been applied to selected samples from patients with autoimmune diseases and our patient plasma collection studies continue to provide samples.

•	Complete submission to the FDA for the expansion of the KALBITOR label to include treatment of patients aged 12 years and older.

The submission to the FDA to expand the KALBITOR label to include treatment of patients aged 12 years and older was made on September 26, 2013. On November 22, 2013, Dyax was notified by the FDA that the submission was accepted for filing and on March 28, 2014, the label expansion was approved.

•	Attain a specified employee retention rate or better.

During 2013, we had an employee retention rate of 92%.

The Committee noted that the goals related to KALBITOR product sales during 2013 were not fully met. On the positive side, the Committee noted that all of the Company's other goals had been fully achieved or exceeded. On the basis of those goals alone, the Committee agreed that the goals that were missed, in comparison to the goals that were fully achieved or exceeded, merited a corporate performance rating of 95%. In addition, the Committee took into account other significant accomplishments that had not been reflected in the 2013 goals. These included significantly higher cash levels, improved investor communications activities and improvements to corporate culture. In light of these factors, the Committee agreed that a 10% “bonus” should be added to the corporate performance rating to reach a final rating of 105%.

Performance of Chief Executive Officer

In accordance with our compensation policies, and to appropriately reflect his ultimate responsibility for the achievement of our corporate goals, the annual variable compensation award for our Chief Executive Officer is calculated based solely on the corporate performance score under our short-term incentive plan.

Performance of Other Named Executive Officers

As noted above, in establishing the annual variable compensation award for each of our Named Executive Officers other than the Chief Executive Officer, the Compensation Committee also considers our Chief Executive Officer's recommendations regarding individual performance of each such executive. For 2013, the level of individual performance of each executive was determined based upon the achievement of key objectives and goals for the executive as determined by our Chief Executive Officer.

Dr. Adelman's individual performance was determined based upon the following key accomplishments:

•	On time submission and approval of the DX-2930 IND.
•	On time initiation and completion of the DX-2930 Phase 1a trial.
•	Development, validation and clinical application of a biomarker assay to detect plasma kallikrein activation in HAE and other disorders.
•	On time submission to FDA of a KALBITOR label supplement.
•	Development and early characterization of novel kinin pathway inhibitors for systemic disease.
•	Development and early characterization of kinin pathway inhibitors for ophthalmic disorders.
•	Development and early characterization of a family of fully human monoclonal antibody inhibitors of thrombosis.

Mr. Migausky's individual performance was determined based upon the following key accomplishments:

•	Management of cash resources of the Company ending the year with $111.4 million in cash, cash equivalents and short-term investments.
•	Completion of 2 financings which in the aggregate, provided net proceeds of $94 million.
•	Reduced operating cash burn throughout 2013, including an operating burn of less than $5 million in the second half of 2013.
•	Met all obligations and timelines for quarterly and annual SEC filings.
•	Raised the level of Dyax's visibility in the investment community with existing and prospective investors.

Mr. Ashe's individual performance was determined based upon the following key accomplishments:

•	Ensured continued legal compliance with all relevant SEC, FDA and other regulations and all ongoing contractual obligations.
•	Successful management of all functional departments, meeting all significant department goals, and finishing the year significantly under budget.
•	Successful implementation of Federal Sunshine Act compliance requirements.
•	Exceeding the Company's goal for employee retention by retaining 92% of the Company's employees in 2013.
•	Managing the IT department to achieve 100% uptime of relevant network and data systems.
•	Negotiating reduced costs for the Company's benefit programs and health insurance premiums during 2013.
•	Successful litigation of the Company's patent interference case against Adimab. The relevant Dyax patent was allowed to stand while Adimab's patent was invalidated.

As is the case for corporate performance, these individual objectives and goals were set at a level that is reasonably likely to be achieved with a good level of performance. Performance ratings are established in accordance with a performance scale, under which target performance is scored at 100%. The Compensation Committee may also consider subjective performance criteria, including leadership, management, judgment and decision-making skills, results orientation and communication. To the extent that an executive's actual performance exceeded expected performance levels, the executive may receive an individual performance rating in excess of 100%.

For 2013, based upon the achievement of the key objectives and goals outlined above, the Compensation Committee approved individual performance ratings of 120% for Dr. Adelman, 105% for Mr. Migausky and 105% for Mr. Ashe. Dr. Magovcevic-Liebisch left the Company in March 2013 and therefore was not eligible for any variable compensation for 2013.

Calculation of Short-term Incentive Compensation and Other Variable Compensation Amounts

In general, the variable compensation payable to our Chief Executive Officer is calculated based entirely on our annual corporate performance score under our short-term incentive plan and the variable compensation payable to our other Named Executive Officers is based 80% on our annual corporate performance under our short-term incentive plan and 20% on the executive's individual performance score. As a result, the variable compensation for each Named Executive Officer was calculated as follows:

Named Executive Officer	2013 Salary (A)	Target Variable Compensation (B)	Proportion of Target Variable Compensation Payable Based on Short-term Incentive Plan (C)	Corporate Performance Score (D)	Proportion of Target Variable Compensation Based on Individual Performance (E)	Individual Performance Score (F)	2013 Variable Compensation(1)
Gustav Christensen	583,495	55%	100%	105%	0%	N/A	336,968
Burt Adelman	400,000	40%	80%	105%	20%	120%	175,000	(2)
George Migausky	365,791	40%	80%	105%	20%	105%	155,000	(2)
Andrew Ashe	330,000	35%	80%	105%	20%	105%	125,000	(2)

(1)	All amounts of variable compensation were calculated based upon the following formula: (A)*(B) *[(C)*(D) + (E)*(F)]. The 2013 variable compensation was paid to each of the Named Executive Officers in March 2014.
(2)	Variable compensation amounts were then subject to a final adjustment of less than $5,000.

Equity Awards

We make annual equity award grants to our executive officers, including our Named Executive Officers, under our Amended and Restated 1995 Equity Incentive Plan, or the Plan. Annual equity awards serve the principal objective of aligning the long-term financial interests of our executive officers with those of our stockholders. To encourage retention and focus our executives on building long-term value for our stockholders, we structure our annual equity awards so that the executive's interest in the award will become vested over a service period of four years. We also use annual equity grants to reward individual performance for the year as the size of an executive's award will depend in part on his or her annual performance and achievement of individual goals for the year. Our practice has been to grant equity awards following our annual performance cycle at our regularly scheduled Board meeting in February of each year.

Historically, we have used incentive and non-statutory stock options as the primary form of equity compensation awarded to our employees, as have other companies in our peer group. We selected this form of equity compensation because of its favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. In recent years, our Compensation Committee has also considered restricted stock units, or RSUs, for inclusion in the mix of annual equity awards. For 2013, however, based upon advice from ACI, our Committee decided not to include RSUs in the annual equity awards and each of our Named Executive Officers received only stock options.

For 2013, ACI provided recommendations for target level awards for each of our Named Executive Officers at various data points of the market data for executive officers in our peer group.

Other Employee Benefits

We maintain medical, dental, vision, accidental death, disability, life insurance, a 401(k) plan and other customary benefits for all of our employees, as well as customary vacation, leave of absence and similar policies. Our executive officers, including our Named Executive Officers, are entitled to participate in these programs on the same basis as our other employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executive officers or employees; however, our Compensation Committee in its discretion may revise, amend or add to an executive officer's benefits if it deems it advisable to do so at any time.

Retention Agreements

We have entered into Retention Agreements with each of our Named Executive Officers. These retention agreements provide for severance benefits in the event that the executive's employment is terminated (i) by the Company at any time (before or after a change of control) for any reason other than cause, death or disability, or (ii) by the executive for good reason following a change of control. Forms of these Retention Agreements have been filed with the SEC. These agreements are important in the recruitment and retention of executive officers, as most of the companies in our peer group with which we compete for executive talent have similar agreements in place for their executive officers. These agreements are also intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction in the event of a proposed change in control transaction.

In the event that the executive's employment is terminated prior to a change in control: (i) the executive will continue to receive full benefit coverage, including medical, dental and life insurance coverage, for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); (ii) the executive will continue to receive his or her base salary for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); (iii) the executive will receive, in a lump sum, the pro-rata portion of the executive's variable compensation earned, if any, through the date of termination (or, if not determinable, then a pro-rata portion of the executive's target variable compensation, based upon the number of calendar days the executive was employed during the fiscal year in which termination occurs); (iv) all of the executive's outstanding stock options that are unvested will continue to vest for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); and (v) all of the executive's outstanding stock options will remain exercisable for 21 months (for the Chief Executive Officer) and 12 months (for the other executives) but in no event beyond the maximum term of any stock options.

In the event that the executive's employment is terminated after a change in control: (i) the executive will continue to receive full benefit coverage, including medical, dental and life insurance coverage, for 18 months (for the Chief Executive Officer) or for 12 months (for all other executives); (ii) the executive will receive, in a lump sum equal to a pro-rata portion of the executive's target variable compensation (based upon the number of calendar days the executive was employed during such fiscal year) plus 100% of the executive's base salary and target bonus (or 150% in the case of the Chief Executive Officer); (iii) all of the executive's outstanding stock options that are unvested will vest immediately; and (iv) all of the executive's outstanding stock options will remain exercisable for 21 months (for the Chief Executive Officer) or for 15 months (for the other executives) but in no event beyond the maximum term of any stock options.

Under these agreements, each executive agrees to execute a release of claims in a form satisfactory to us and not to compete against us or solicit employees or customers for a period ranging from 12 – 21 months following termination (for the Chief Executive Officer) or 12 – 15 months (for the other executives).

Each agreement has a one-year term and is automatically renewed each year unless one year prior notice is given of the Company's intention not to extend the term of the agreement; provided, however, that in any event the agreement shall continue in effect for one year following a change in control that occurs during the term of the agreement.

A detailed discussion of the amounts payable to each executive under these agreements is provided later in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

Pension Benefits and Nonqualified Deferred Compensation

We do not maintain qualified or non-qualified defined benefit plans or defined contribution plans or other deferred compensation plans for our executive officers or other employees.

Claw-back Policy

The Compensation Committee has adopted a claw-back policy, which provides that in the event of an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, the Committee has the right to require forfeiture of any excess incentive-based compensation awarded as a result of the misstatement (i) to any of our current or former Chief Executive Officers or Chief Financial Officers who received incentive based compensation (including annual cash variable compensation, stock options or restricted stock units) during the three-year period preceding the date on which Dyax is required to prepare the restatement or (ii) to any employee or former employee who caused or partially caused the need for the restatement. Any such employee who caused or partially caused the need for the restatement shall also forfeit all payments of severance made during the three-year period before the filing of the restatement. This policy shall be deemed automatically amended to incorporate any applicable “clawback,” “recoupment,” or similar requirement imposed hereafter by law or any stock exchange listing standard, whether or not explicitly adopted by the Company and shall otherwise be interpreted in the best business judgment of the Committee or our Board of Directors.

Tax and Accounting Implications

Compensation Deductibility

Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and its three other most highly compensated officers (other than the Chief Financial Officer). This provision excludes certain types of “performance based compensation” from the compensation subject to the limit. We do not expect that any of our covered employees will be paid salary and bonus in 2014 that could exceed $1,000,000. In addition, our Amended and Restated 1995 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. We believe, however, that in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our Company and its stockholders. Given our industry and business, as well as the competitive market for outstanding executives, we believe that it is important for us to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee may from time to time approve components of compensation for certain executives that are not fully deductible.

***********

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, in reliance on such review and discussions, the Compensation Committee has approved that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee,

Mary Ann Gray, Chair
Ron Cohen
Thomas L. Kempner

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2013 and the prior two fiscal years by our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers. It also includes compensation earned by a former executive officer who resigned in March 2013. Collectively, the persons for whom information is provided below are referred to in this proxy statement as our “Named Executive Officers”:

Name and Principal Position	Year	Salary ($)	Bonus(1)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Compensation (NEIC) ($)(4)	All Other Compensation ($)		Total Compensation ($)
Gustav Christensen President and Chief Executive Officer	2013	583,495	32,092	—	758,640		304,876	10,898	(6)	1,690,001
	2012	580,685	314,183	222,000	286,110	(5)	—	11,953	(7)	1,414,931
	2011	566,500	254,925	—	709,260		—	7,467	(8)	1,538,152
Burt Adelman* Executive Vice President of Research and Development and Chief Medical Officer	2013	390,577	53,400	—	1,098,414		121,600	11,214	(9)	1,675,205
	2012	324,289	144,467	—	435,491		—	9,457	(10)	913,704
George Migausky Executive Vice President and Chief Financial Officer	2013	365,791	43,800	—	265,524		111,200	9,972	(11)	796,287
	2012	364,029	144,780	70,300	90,602	(12)	—	9,822	(13)	679,533
	2011	355,136	121,656	—	230,869		—	9,672	(14)	717,333
Andrew Ashe Executive Vice President and General Counsel	2013	322,809	37,220	—	350,558		87,780	8,460	(15)	806,827
	2012	273,861	91,652	22,200	128,839	(16)	—	8,310	(17)	524,862
	2011	273,362	64,677	—	15,704		—	8,160	(18)	361,903
Ivana Magovcevic- Liebisch Former Executive Vice President and Chief Operating Officer	2013	148,730	—	—	1,530,891	(19)	—	4,711	(20)	1,684,332
	2012	420,474	209,205	70,300	321,733	(21)	—	8,310	(22)	1,030,022
	2011	387,918	133,868	—	230,869		—	8,070	(23)	760,725

(1)	The amounts shown in this column represent the portion of annual variable compensation payable in the discretion of our Compensation Committee outside of our short-term incentive compensation plan, including primarily amounts based on individual performance. For 2013, the amount in this column, when combined with the amount of Non-Equity Incentive Compensation (NEIC) included in the column to the right, equals the total variable compensation paid to each Named Executive Officer for performance during 2013, as described in the table on page 35. See also Note (4) below.
(2)	The amounts shown in this column represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock units granted based on the closing market price of the underlying stock on the grant date.
(3)	The amounts shown in this column represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of options granted using the Black-Scholes Option Pricing Model.
(4)	The amounts shown in this column represent the portion of annual variable compensation payable under our short-term incentive plan based on corporate achievement of performance objectives for the year. To the extent our Compensation Committee awards a corporate performance score in excess of 100%, or uses its discretion to recognize accomplishments beyond the established performance objectives for the year, the corresponding amount of variable compensation is reflected in the Bonus column.
(5)	Includes $0 related to 843,455 options granted pursuant to an option exchange program approved by stockholders at the 2012 Annual Meeting of Stockholders. The options were exchanged on a value-for-value basis. This amount represents incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.
(6)	Includes $4,040 in 401K company match and $6,858 in group term life insurance paid by Dyax.
(7)	Includes $5,095 in 401K company match and $6,858 in group term life insurance paid by Dyax.
(8)	Includes $3,903 in 401K company match and $3,564 in group term life insurance paid by Dyax.
(9)	Includes $7,650 in 401K company match and $3,564 in group term life insurance paid by Dyax.

(10)	Includes $6,578 in 401K company match and $2,879 in group term life insurance paid by Dyax.
(11)	Includes $7,650 in 401K company match and $2,322 in group term life insurance paid by Dyax
(12)	Includes $0 related to 39,999 options granted pursuant to an option exchange program approved by stockholders at the 2012 Annual Meeting of Stockholders. The options were exchanged on a value-for-value basis. This amount represents incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.
(13)	Includes $7,500 in 401K company match and $2,322 in group term life insurance paid by Dyax.
(14)	Includes $7,350 in 401K company match and $2,322 in group term life insurance paid by Dyax.
(15)	Includes $7,650 in 401K company match and $810 in group term life insurance paid by Dyax.
(16)	Includes $8,595 related to 70,320 options granted pursuant to an option exchange program approved by stockholders at the 2012 Annual Meeting of Stockholders. The options were exchanged on a value-for-value basis. This amount represents incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.
(17)	Includes $7,500 in 401K company match and $810 in group term life insurance paid by Dyax.
(18)	Includes $7,350 in 401K company match and $810 in group term life insurance paid by Dyax.
(19)	Includes $1,085,190 of incremental fair value, computed in accordance with FASB ASC Topic 718, of certain outstanding options modified to provide for continued vesting and an extended period of exercisability, which modifications were made under the terms of a consulting agreement entered into with Dr. Magovcevic-Liebisch in connection with her resignation in March 2013.
(20)	Includes $4,462 in 401K company match and $249 in group term life insurance paid by Dyax.
(21)	Includes $38,166 related to 383,470 options granted pursuant to an option exchange program approved by stockholders at the 2012 Annual Meeting of Stockholders. The options were exchanged on a value-for-value basis. This amount represents incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.
(22)	Includes $7,500 in 401K company match and $810 in group term life insurance paid by Dyax.
(23)	Includes $7,350 in 401K company match and $540 in group term life insurance paid by Dyax and $180 in health club reimbursements.
*	Dr. Adelman's employment with the Company commenced in February 2012.

Grants of Plan Based Awards for 2013

The following table sets forth certain information regarding all of the equity awards made to our Named Executive Officers during 2013. All of these awards were made under our Amended and Restated 1995 Equity Incentive Plan.

Named Executive Officers	Grant Date	Date of Compensation Committee Action	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Gustav Christensen	02/07/13	02/07/13	400,000	3.00	758,640
Burt Adelman	02/07/13	02/07/13	235,000	3.00	445,701
	04/01/13	03/20/13	235,000	4.33	652,713
George Migausky	02/07/13	02/07/13	140,000	3.00	265,524
Andrew Ashe	02/07/13	02/07/13	75,000	3.00	142,245
	04/01/13	03/20/13	75,000	4.33	208,313
Ivana Magovcevic-Liebisch	02/07/13	02/07/13	235,000	3.00	445,701

(1)	Reflects the closing price of our common stock on the date of grant.
(2)	Grant date fair value of option awards is determined using the Black-Scholes Option Pricing Model and grant date fair value of stock awards is determined based on the closing market price of the underlying stock on the grant date.

Option Exercises and Stock Vested in 2013

The following table sets forth certain information regarding all of the stock options exercised by, and all of the restricted stock units vested with, our Named Executive Officers during 2013.

	Option Awards		Stock Awards
Named Executive Officers	Number of Underlying Securities Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gustav Christensen	—	—	37,500	120,000
Burt Adelman	—	—	—	—
George V. Migausky	—	—	11,875	38,000
Andrew Ashe	32,500	132,275	—	—
Ivana Magovcevic-Liebisch	298,647	1,254,577	11,875	38,000

Outstanding Equity Awards at Fiscal Year-End 2013

The following table summarizes the outstanding equity award holdings of our Named Executive Officers as of December 31, 2013:

	Option Awards				Stock Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options and Awards (# Exercisable)	Number of Securities Underlying Unexercised Options and Awards (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gustav Christensen	—	57,000	2.06	06/20/17
	—	46,874	2.06	07/02/17
	—	93,750	2.06	02/13/18
	—	93,749	2.06	08/07/18
	—	218,749	2.06	01/02/19
	250,000	—	2.09	05/14/19
	—	333,333	2.06	02/10/20
	425,000	175,000	1.91	02/10/21
	137,500	162,500	1.48	02/24/22
	83,333	316,667	3.00	02/07/23
					112,500	(1)	847,688
	895,833	1,497,622			112,500		847,688
Burt Adelman	160,417	189,583	1.48	02/24/22
	20,417	49,583	2.29	10/10/22
	48,958	186,042	3.00	02/07/23
	39,167	195,833	4.33	04/01/23
	268,959	621,041
George V. Migausky	—	39,999	2.06	08/06/18
	55,000	—	2.39	02/11/19
	182,083	7,917	3.22	02/10/20
	134,584	55,416	1.91	02/09/21
	43,542	51,458	1.48	02/24/22
	29,167	110,833	3.00	02/07/23
					35,625	(1)	268,434
	444,376	265,623			35,625		268,434

	Option Awards				Stock Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options and Awards (# Exercisable)	Number of Securities Underlying Unexercised Options and Awards (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Andrew Ashe	6,520	—	2.06	06/20/17
	176	—	2.06	06/20/17
	15,545	—	2.06	06/20/17
	7,142	—	2.06	07/02/17
	10,000	—	2.06	02/13/18
	625	—	2.06	03/20/18
	1,562	—	2.06	08/12/18
	625	—	2.39	02/11/19
	11,040	480	2.06	02/10/20
	7,334	666	2.06	03/31/20
	1,300	3,850	1.87	02/10/21
	2,500	15,625	1.41	01/03/22
	3,125	83,750	1.48	02/24/22
	1,230	—	3	02/07/23
	15,625	59,375	3	02/07/23
	12,500	62,500	4.33	04/01/23
					15,000	(2)	113,025
	96,849	226,246			15,000		113,025
Ivana Magovcevic-Liebisch(3)	—	—			—		—

(1)	Restricted stock units granted pursuant to Dyax's Amended and Restated 1995 Equity Incentive Plan. The awards vest in four (4) equal annual installments beginning on February 24, 2013.
(2)	Restricted stock units granted pursuant to Dyax's Amended and Restated 1995 Equity Incentive Plan. The awards vest in three (3) annual installments beginning on February 24, 2014.
(3)	Dr. Magovcevic-Liebisch has no outstanding option awards.

Potential Payments upon Termination or Change in Control

The following tables shows the potential payments due to each of our Named Executive Officers who are current employees (i) upon termination of their employment prior to a change in control and (ii) upon termination of their employment within 12 months following a change of control; assuming such termination were to have occurred as of December 31, 2013.

	Termination Without Cause(1) Not in Connection with a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gustav Christensen	875,243	320,922	46,749	—	816,994	2,059,908
Burt Adelman	300,000	160,000	18,482	—	294,408	772,890
George Migausky	274,343	146,316	23,919	7,034	128,897	580,509
Andrew Ashe	247,500	115,500	8,423	2,547	105,633	479,603

(1)	“Cause” is defined as gross neglect in the performance of the executive's duties or the commission by the executive of an act of dishonesty or moral turpitude in connection with his or her employment, as determined by our Board of Directors.
(2)	Represents lump sum payment made as of date of termination. Amount assumes either (i) 100% of the executive's target bonus has been earned as of the date of termination, or (ii) that the amount earned is not determinable, in which case the executive is entitled to his or her annual target bonus, pro-rated based upon the portion of the calendar year that the executive was employed, which in this scenario is the entire year.
(3)	Consists of health, dental and vision benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2013 and is valued at the premiums in effect on December 31, 2013.
(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2013.
(5)	Represents the intrinsic value, as of December 31, 2013, of all options that will vest as a result of the termination of the executive officer's employment.

	Termination Without Cause(1) Following a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gustav Christensen	875,243	802,306	46,749	—	1,156,513	2,880,811
Burt Adelman	400,000	320,000	24,643	—	1,114,449	1,859,092
George Migausky	365,791	292,633	31,893	7,034	349,611	1,046,962
Andrew Ashe	330,000	231,000	11,230	2,547	345,209	919,986

(1)	“Change in control” is defined as (a) the acquisition of 50% or more of our common stock (including shares convertible into common stock) by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), (b) a merger or similar combination after which 50% or more of our voting stock or any other surviving corporation that is a successor to us is not held by the persons having beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of us immediately prior to such merger or combination, or (c) the sale, lease, or exchange of all or substantially all of our property or assets, or (d) our dissolution or liquidation.
(2)	Amount represents 100% of the executive's target bonus for the fiscal year in which termination of employment occurs, pro-rated by the number of calendar days the executive was employed during such fiscal year and 100% of the executive's target bonus for the severance period covered.
(3)	Consists of health, dental and vision benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2013 and is valued at the premiums in effect on December 31, 2013.
(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2013.
(5)	Represents the intrinsic value, as of December 31, 2013, of all options that will vest as a result of the termination of the executive officer's employment.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation earned by our directors during 2013.

	Fees Earned ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Non-Employee Directors:
Henry E. Blair	92,500	172,500	(2)	6,000	(3)	271,000
Ron Cohen	47,500	—		—		47,500
James W. Fordyce	57,500	—		—		57,500
Mary Ann Gray	72,500	—		—		72,500
Thomas L. Kempner	52,500	—		—		52,500
Marc Kozin	65,000	172,500	(4)	—		237,500
David J. McLachlan	77,500	—		—		77,500
Paulo Pucci	62,500	—		—		62,500
Employee Directors(5):
Gustav Christensen	—	—		—		—

(1)	The following sets forth the aggregate number of shares underlying outstanding options as of December 31, 2013 for each director included in the table:

Director	Option Shares
Ron Cohen	100,000
James W. Fordyce	126,838
Mary Ann Gray	164,107
Thomas L. Kempner	183,000
Marc Kozin	100,000
David J. McLachlan	199,000
Paolo Pucci	100,000
Henry E. Blair	200,000*
*	Excludes outstanding options to purchase an aggregate of 656,706 shares issued to Mr. Blair in his former capacity as Chief Executive Officer of the Company.
(2)	This amount represents the grant date fair value of an option to purchase 75,000 shares granted during 2013 under the Black-Scholes Option Pricing Model.
(3)	Under the terms of Mr. Blair's employment agreement which terminated on December 31, 2011, Mr. Blair was entitled to receive $6,000 in 2013 to cover supplemental health costs.
(4)	This amount represents the grant date fair value of an option to purchase 75,000 shares granted during 2013 under the Black-Scholes Option Pricing Model.
(5)	Mr. Christensen receives no compensation for his service on the Board. All of his compensation is described above in this Proxy Statement under the heading “Executive Compensation”.

Non-Employee Directors

We review the level of compensation of our non-employee directors on a periodic basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources, including:

•	publicly available data describing director compensation in peer companies;
•	survey data collected by ACI.

Director Fees.  Those of our directors who are not employees of Dyax receive compensation for their services as directors as follows:

•	for service on the Board of Directors, each Director receives an annual retainer of $40,000, except for the Chairman of the Board, who receives an annual retainer of $80,000;
•	each Director who serves on the Audit Committee receives an annual retainer of $12,500, except for the Chairman of the Audit Committee who receives an annual retainer of $25,000;
•	each Director who serves on the Compensation Committee receives an annual retainer of $7,500, except for the Chairman of the Compensation Committee who receives an annual retainer of $17,500;
•	each Director who serves on the Nominating & Governance Committee receives an annual retainer of $5,000, except for the Chairman of the Nominating & Governance Committee who receives an annual retainer of $10,000;
•	each Director who serves on the Strategy and Science Committee receives an annual retainer of $12,500, except for the Chairman of the Strategy and Science Committee who receives an annual retainer of $25,000; and
•	the Director serving as our Lead Director receives an annual retainer of $10,000.

Stock Options.  In addition, our non-employee directors receive stock options under our Amended and Restated 1995 Equity Incentive Plan. These options are designed to provide 25,000 shares of our common stock for each year of service. Before 2014, directors automatically received options to purchase 75,000 shares when they were elected to a three-year term, which represented 25,000 shares for each year of the three-year term. Starting in 2014, stock options for our non-employee directors elected at the annual meeting will be awarded annually, will be for only 25,000 shares and will vest over one year, not three, based upon continued service during the year until the next annual meeting. These annual awards will be phased in as the prior three-year awards become fully vested. For example, at our 2015 annual meeting, non-employee directors who are elected at that annual meeting or who were elected at our 2014 annual meeting and are continuing to serve will automatically receive new stock options to purchase 25,000 shares on the same terms described above, and then at our 2016 annual meeting all non-employee directors, including those elected at that meeting, will receive such options. Non-employee directors elected between annual meetings automatically receive options to purchase 25,000 shares of our common stock for the portion of a year remaining until the next annual meeting. Stock options granted by us to our non-employee directors have an exercise price equal to the closing price of our common stock on the date of the annual meeting at which they are granted, and expire ten years after the date of grant.

Employee Directors

Gustav Christensen, our President and Chief Executive Officer, served in a dual capacity as both a Director and employee of Dyax during 2013. Mr. Christensen received no compensation for his service on the Board.

During 2013, none of our other Directors served as employees of the Company.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Dyax's audited financial statements for the year ended December 31, 2013.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Dyax's accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.dyax.com. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee's responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

In the course of its oversight of Dyax's financial reporting process, the Audit Committee:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Dyax's audited financial statements for the fiscal year ended December 31, 2013;
•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 16, Communication with Audit Committees;
•	received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence;
•	reviewed with management and PricewaterhouseCoopers LLP Dyax's critical accounting policies;
•	discussed with management the quality and adequacy of Dyax's internal controls;
•	discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and
•	considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Dyax's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

By the Audit Committee,

David J. McLachlan, Chair
James W. Fordyce
Paolo Pucci

Audit Fees

PricewaterhouseCoopers LLP, an independent registered public accounting firm, examined our financial statements and internal control over financial reporting for the year ended December 31, 2013. The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The aggregate fees for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2013 and 2012 are as follows:

	2013	2012
Audit Fees(1)	$673,330	$571,516
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$77,152	$110,584
All Other Fees(4)	$1,800	$1,800
Total	$752,282	$683,900

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit related fees consisted primarily of accounting consultations.
(3)	These fees were for services related to (a) tax compliance including sales and use taxes and (b) tax planning.
(4)	All other fees include access to online technical research materials.

For fiscal years 2013 and 2012, we incurred fees of $79,000 and $73,000 related to McGladrey LLP, an external consulting firm retained to assist us in preparing for the audit of our internal control procedures under Section 404 of the Sarbanes-Oxley Act of 2002. This amount is in addition to the fees paid to PricewaterhouseCoopers LLP and does not reflect any allocation of the time and costs incurred internally in connection with the audit of our internal control procedures. All fees have been approved by our Audit Committee.

Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor's independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm's independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm's performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm's familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm's ability to exercise independent judgment in performing the audit.

All of the non-audit services rendered by PricewaterhouseCoopers LLP with respect to the 2013 fiscal year were pre-approved by the Audit Committee in accordance with this policy.

STOCKHOLDER MATTERS

Stockholder Recommendations for Director Nominations

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should provide the following information to the Chair of the Nominating and Governance Committee, Dyax Corp., 55 Network Drive, Burlington, Massachusetts 01803: (a) a brief statement outlining the reasons the nominee would be an effective director for Dyax; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other Board of Directors and board committees on which the candidate has served during that period, (iii) the number of shares of Dyax stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Dyax; and (c) (i) the stockholder's name and record address and the name and address of the beneficial owner of Dyax shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Dyax stock that the stockholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.

Deadline for Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in Dyax's proxy materials for the 2015 Annual Meeting of Stockholders, it must be received by Dyax at 55 Network Drive, Burlington, Massachusetts 01803 (or such other address as is listed as Dyax's primary executive offices in its periodic reports under the Securities Exchange Act of 1934) no later than December 9, 2014.

In addition, Dyax's Bylaws require a stockholder who wishes to bring business before or propose director nominations at the 2015 Annual Meeting of Stockholders to give advance written notice to Dyax's Secretary not less than 45 days nor more than 60 days before the meeting; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Assuming the 2015 Annual Meeting of Stockholders is held on May 8, 2015, this would require that the advance written notice would need to be given between March 9, 2014 and March 24, 2015.

Appendix A
As amended by the Board through February 27, 2014

DYAX CORP.

AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN

Section 1. Purpose

The purpose of the Dyax Corp. 1995 Equity Incentive Plan (the “Plan”) is to attract and retain key employees and directors and consultants of the Company and its Affiliates, to provide an incentive for them to assist the Company to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

Section 2. Definitions

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Performance Share, Restricted Stock, Stock Unit or Other Stock-Based Award awarded under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such Code.

“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan or a specified portion thereof; provided, however, that in any instance the Board of Directors may take away any action delegated to the Committee hereunder. If a Committee is authorized to grant Awards to a Reporting Person or a “covered employee” within the meaning of Section 162(m) of the Code, each member shall be a “Non-Employee Director” or the equivalent within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” or the equivalent within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $0.01 par value, of the Company.

“Company” means Dyax Corp., a Delaware corporation.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

“Effective Date” means July 13, 1995.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of the Common Stock as of any date shall mean (i) if the Common Stock is then listed or admitted to trading on a national securities exchange, the last reported sale price on such date on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on such exchange on such date or (ii) if the Common Stock is then traded in the over-the-counter market, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal or other appropriate publication selected by the Committee, for the over-the-counter market.

“Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision, and any regulation thereunder.

“Nonstatutory Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonstatutory Stock Option.

“Other Stock-Based Award” means an Award, other than an Option, Stock Appreciation Right, Performance Share, Restricted Stock or Stock Unit, having a Common Stock element and awarded to a Participant under Section 11.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Cycle” or “Cycle” means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

“Performance Goals” means with respect to any Performance Cycle, one or more objective performance goals based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Cycle or within such period after the beginning of the Performance Cycle as shall meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): (i) increases in the price of the Common Stock, (ii) product or service sales or market share, (iii) revenues, (iv) return on equity, assets, or capital, (v) economic profit (economic value added), (vi) total shareholder return, (vii) costs, (viii) expenses, (ix) margins, (x) earnings or earnings per share, (xi) cash flow, (xii) cash balances (xiii) customer satisfaction, (xiv) operating profit, (xv) research and development progress, (xvi) clinical trial progress, (xvii) licensing, (xviii) product development, (xix) manufacturing, or (xx) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices. Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Performance Shares” mean shares of Common Stock, which may be earned by the achievement of performance goals, awarded to a Participant under Section 8.

“Reporting Person” means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

“Restricted Period” means the period of time selected by the Committee during which an Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

“Restricted Stock” means shares of Common Stock subject to forfeiture awarded to a Participant under Section 9.

“Stock Appreciation Right” or “SAR” means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

“Stock Unit” means an award of Common Stock or units, including without limitation units of Restricted Stock, that are valued in whole or in part by reference to, or otherwise based on, the value of Common Stock, awarded to a Participant under Section 10.

“Transferable for value” means a transfer on terms that would prevent the Company from relying on Securities and Exchange Commission Form S-8 (or any successor form) with respect to the issuance of the Common Stock underlying the respective Award.

Section 3. Administration

The Plan shall be administered by the Committee; provided, however, that in any instance the Board of Directors may take any action delegated hereunder to the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not

Reporting Persons or covered employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

Section 4. Eligibility

All employees and, in the case of Awards other than Incentive Stock Options, directors and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be awarded only to persons eligible to receive such Options under the Code.

Section 5. Stock Available for Awards

(a) Subject to adjustment under subsection (b), and after giving effect to the 0.652-for-one reverse stock split of the Company’s Common Stock affected in March 1998, Awards may be made under the Plan for up to ~~Twenty-One~~Thirty Million Six Hundred Thirty-One Thousand Two Hundred Eighty-Six (~~21,631,286~~ 30,631,286) shares of Common Stock, which number includes shares previously issued upon exercise of options granted under the Plan. The maximum number of shares of Common Stock subject to Awards that may be granted to any Participant shall not exceed 750,000 shares in the aggregate in any calendar year, except that for grants to a new employee during the calendar year in which his or her service as an employee first commences such number shall not exceed 1,500,000 shares, and that both limits are subject to adjustment under subsection (b). If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) In the event that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock then an equitable adjustment shall be made (subject, in the case of Incentive Stock Options, to any limitation required under the Code) to any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing as determined by the Committee to be appropriate, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

Section 6. Stock Options

(a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code or any successor provision and any regulations thereunder. No Incentive Stock Option may be granted hereunder more than ten years after the last date on which the Plan was approved for purposes of Section 422 of the Code.

(b) The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award.

(c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

(e) The Committee may provide that, subject to such conditions as it considers appropriate, upon the delivery or retention of shares to the Company in payment of an Option, the Participant automatically be awarded an Option for up to the number of shares so delivered.

Section 7. Stock Appreciation Rights

(a) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option shall have an exercise price not less than 100% of the Fair Market Value of the Common Stock on the date of award may be granted at such exercise prices as the Committee may determine. The Committee shall determine the manner of calculating the excess in value of the shares of Common Stock over the exercise price of a Stock Appreciation Right.

(b) An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in any stock market in which the Common Stock is usually traded.

Section 8. Performance Shares

(a) Subject to the provisions of the Plan, the Committee may award Performance Shares and determine the number of such shares for each Performance Cycle and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of Performance Shares shall be equal to the Fair Market Value of the Common Stock on the date the Performance Shares are earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Shares have been earned.

(b) The Committee shall establish Performance Goals for each Cycle, for the purpose of determining the extent to which Performance Shares awarded for such Cycle are earned, on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the performance goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(c) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares that have been earned on the basis of performance in relation to the established performance goals. The payment values of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable thereafter. The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

Section 9. Restricted Stock

(a) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

Section 10. Stock Units

(a) Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

(b) Shares of Common Stock awarded in connection with a Stock Unit Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

Section 11. Other Stock-Based Awards

(a) Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including without limitation convertible preferred stock, convertible debentures, exchangeable securities and Common Stock awards or options. Other Stock-Based Awards may be granted either alone or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan.

(b) The Committee may establish performance goals, which may be based on performance goals related to book value, subsidiary performance or such other criteria as the Committee may determine, Restricted Periods, Performance Cycles, conversion prices, maturities and security, if any, for any Other Stock-Based Award. Other Stock-Based Awards may be sold to Participants at the face value thereof or any discount therefrom or awarded for no consideration or such minimum consideration as may be required by applicable law.

Section 12. General Provisions Applicable to Awards

(a) Documentation.  Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(b) Committee Discretion.  Each type of Award may be made alone, in addition to or in relation to any other type of Award, in the discretion of the Committee. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter, including without limitation any determination regarding the achievement or satisfaction of any Performance Goals, restrictions or other conditions to vesting, exercise, or settlement of an Award.

(c) Settlement.  The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property, and the manner of determining the amount or value thereof. Without limiting the foregoing, the Committee may, subject to applicable law, permit such payment to be made in whole or in part in cash or by surrender of shares of Common Stock (which may be shares retained from the respective Award) valued at their Fair Market Value on the date of surrender, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine. The Company may accept, in lieu of actual delivery of stock certificates, an attestation by the Participant in form acceptable to the Committee that he or she owns of record the shares to be tendered free and clear of claims and other encumbrances. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

(d) Dividends and Cash Awards.  In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(e) Termination of Service.  The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment or other service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder. Unless the Committee otherwise provides in any case, a Participant’s employment or other service shall have terminated for purposes of this Plan at the time the entity by which the Participant is employed or to which he or she renders such service ceases to be an Affiliate of the Company.

(f) Change in Control.  In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

(g) Loans.  The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

(h) Withholding Taxes.  The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(i) Foreign Nationals.  Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(j) Amendment of Award.  The Committee may amend, modify or terminate any outstanding Award, including changing the date of vesting, exercise or settlement, causing the Award to be assumed by another entity, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The foregoing notwithstanding, without further approval of the stockholders of the Company, the Committee shall not authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce the exercise price and no Option or Stock Appreciation Right shall be canceled and replaced with an Award exercisable for Common Stock at a lower exercise price.

(k) Limitations on Transferability of Awards.  No Award shall be transferable except upon such terms and conditions and to such extent as the Committee determines, provided that no Award shall be transferable for value and Incentive Stock Options may be transferable only to the extent permitted by the Code.

(l) Section 409A.  No Award to any Participant subject to United States income taxation shall provide for the deferral of compensation that does not comply with Section 409A of the Code and any regulations thereunder.

Section 13. Miscellaneous

(a) No Right To Employment.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment Neither the adoption, maintenance, or operation of the Plan nor any Award hereunder shall confer upon any person any right with respect to the continuance of his or her employment by or other service with the Company or any Affiliate nor shall they interfere with the rights of the Company or any Affiliate to terminate or otherwise change the terms of such service at any time, including, without limitation, the right to promote, demote or otherwise re-assign any person from one position to another within the Company or any Affiliate. Unless the Committee otherwise provides in any case, the service of a Participant with an Affiliate shall be deemed to terminate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

(b) No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) Effective Date.  Subject to the approval of the stockholders of the Company, the Plan shall be effective on the Effective Date. Before such approval, Awards may be made under the Plan expressly subject to such approval.

(d) Amendment of Plan.  The Committee may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Committee determines to be necessary or advisable.

(e) Governing Law.  The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

Appendix B
As amended by the Board through February 27, 2014

DYAX CORP.

1998 Employee Stock Purchase Plan

1. Purpose.

The purpose of this 1998 Employee Stock Purchase Plan (the “Plan”) is to provide employees of Dyax Corp. (the “Company”), and its subsidiaries incorporated under the laws of a jurisdiction within the United States of America (“US Subsidiaries”), who wish to become shareholders of the Company, an opportunity to purchase Common Stock, $0.01 par value, of the Company (the “Common Stock”) directly from the Company. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Eligible Employees.

Subject to the provisions of Sections 7, 8, 9 and 10 below, any individual who is a full-time employee (as defined below) of the Company or of any of its subsidiaries (as defined in Section 424(f) of the Code) designated for eligibility to participate in the Plan by the Board of Directors is eligible to participate in any Offering of Shares (as defined in Section 3 below) made by the Company hereunder. “Board of Directors” means the Company’s Board of Directors or any committee to whom it delegates its authority hereunder, and “full-time employee” shall mean any employee whose customary employment is:

(a)	20 hours or more per week and
(b)	more than five months in the calendar year during which the Offering Date (as defined in Section 3 below) occurs (or in the calendar year immediately preceding such calendar year if there has been no change in the terms of employment that would make the employee ineligible to participate in the current calendar year).
3. Offering Dates.

From time to time, the Company, by action of the Board of Directors, will grant rights to purchase Shares to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an “Offering” on a date or series of dates (each of which is an “Offering Date”) designated for this purpose by the Board of Directors.

4. Prices.

The price per share for each grant of rights hereunder shall be the lesser of:

(a)	eighty-five percent (85%) of the fair market value of a Share on the Offering Date on which such right was granted; or
(b)	eighty-five percent (85%) of the fair market value of a Share on the date such right is exercised.

At its discretion, the Board of Directors may determine a higher price for a grant of rights.

5. Exercise of Rights and Method of Payment.

(a) Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Board of Directors. Unless a participating employee withdraws from the Plan as provided in Section 11, and subject to the other terms of the Plan, the employee’s option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of shares subject to the option will be purchased at the applicable purchase price with the accumulated contributions in the employee’s account.

(b) The method of payment for Shares purchased upon exercise of rights granted hereunder shall be through regular payroll deductions or by lump sum cash payment, by delivery of shares of Common Stock valued at fair market value (as determined by the Board of Directors) on the date of delivery, or by some combination thereof, as determined by the Board of Directors. No interest shall be paid upon payroll deductions unless specifically provided for by the Board of Directors.

(c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates.

6. Term of Rights.

The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the “Offering Period”) shall in no event be longer than twenty-seven (27) months or such longer period as may then be consistent with Section 423 of the Code. The Board of Directors when it authorizes an Offering may designate one or more exercise periods during the Offering Period when shares will be purchased upon exercise of employees’ options (each, an “Exercise Period”). Rights granted on an Offering Date shall be exercisable in full on the Offering Date or in such proportion on the last day of each exercise period as the Board of Directors determines.

7. Shares Subject to the Plan.

(a) The number of shares of Common Stock that may be sold pursuant to rights granted under the Plan may not exceed ~~1,330,000~~1,830,000 shares (the “Shares”); provided, however, that the maximum number of Shares which shall be available for sale under the Plan during any Exercise Period shall not exceed the number of Shares equal to 25,000 Shares multiplied by the number of calendar quarters included in such Exercise Period and, if necessary, the number of Shares sold during an Exercise Period shall be cut back in accordance with Section 7(b). Appropriate adjustments in the above figures, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares which an employee may purchase (pursuant to this Section 7(a), and Sections 9 and 10 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. In the event of a proposed dissolution or liquidation of the Company, any Exercise Period and Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Corporate Transaction (as defined below), each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, each Exercise Period and Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Exercise Period and Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participating employee in writing, prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11. For purposes of this Section 7, “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation, or other capital reorganization of the Company with or into another corporation, or any other transaction or series of related transactions in which the Company’s stockholders immediately prior thereto own less than 50% of the voting stock of the Company (or its successor or parent) immediately thereafter. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may again be subjected to a right under the Plan.

(b) Subject to the foregoing, if the Board of Directors determines that, on a given purchase date for an Offering (a “Purchase Date”), the number of Shares with respect to which rights are to be exercised may exceed (i) the number of Shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Board of Directors may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participant employees exercising rights to purchase Common Stock on such Purchase Date, and (x) continue all Offerings then in effect or (y) terminate any or all Offerings then in effect. The Company may make pro rata allocation of the Shares available on the Purchase Date of any applicable Offering, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to the Offering Date for such Offering. In the event of a pro-rata allocation, each participating employee’s right to purchase Shares shall be limited to such pro-rata amount of Shares and the remaining cash balance of the contributions shall be credited to his or her account, and the participating employees shall not have further rights against the Company or the Board of Directors.

8. Limitations on Grants.

(a) No employee shall be granted a right hereunder if such employee, immediately after the right is granted, would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or of any subsidiary, computed in accordance with Section 423(b)(3) of the Code.

(b) No employee shall be granted a right which permits the employee’s right to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such Shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

(c) No right granted to any participating employee under an Offering, when aggregated with rights granted under any other Offering still exercisable by the participating employee, shall cover more shares than may be purchased at an exercise price not to exceed fifteen percent (15%) of the employee’s annual rate of compensation on the date the employee elects to participate in the Offering or such lesser percentage as the Board of Directors may determine.

9. Limitation on Number of Shares Purchased.

The maximum number of Shares that an eligible participating employee may purchase during any Exercise Period shall not exceed the number of Shares that is equal to 875 Shares multiplied by the number of calendar quarters included in such Exercise Period, provided that such purchase shall be further subject to the limitations set forth in Sections 2, 7, and 8.

10. Limit on Participation.

Participation in an Offering shall be limited to eligible employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Board of Directors when it authorizes the Offering.

11. Withdrawal.

(a) An employee who has elected to participate in an Offering may cancel such election as to all (but not part) of the unexercised rights granted under such Offering by giving written notice of such cancellation to the Company before the date established by the Company for such purpose. Upon such withdrawal, any amounts paid by the employee or withheld from the employee’s compensation through payroll deductions for the purpose of purchasing Shares shall be paid to the employee, without interest, unless otherwise determined by the Board of Directors.

(b) A participating employee’s withdrawal from an Offering will not have any effect upon his or her eligibility to participate in a succeeding Offering which commences after the withdrawal or in any similar plan that may hereafter be adopted by the Company. If a participating employee withdraws from an Offering, however, payroll deductions shall not resume at the beginning of any succeeding Offering unless the employee makes a new election to participate in the Plan.

12. Tax Withholding.

Each participating employee shall pay to the Company or the applicable subsidiary, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in respect of the purchase or disposition of Shares no later than the date of the event creating the tax liability. In the discretion of the Board of Directors and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of Shares to the Company, including Shares purchased under the Plan, valued at fair market value (as determined by the Board of Directors) on the date of delivery. The Company or the applicable subsidiary may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the employee or withhold Shares purchased hereunder, which shall be valued at fair market value (as determined by the Board of Directors) on the date of withholding.

13. Termination of Employment.

Upon the termination of employment for any reason, including the death of the employee, before the date on which any rights granted under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee or withheld from the employee’s compensation through payroll deductions for the purpose of purchasing the Shares shall be paid to the employee or to the employee’s estate, without interest unless otherwise determined by the Board of Directors.

14. Participants’ Rights as Shareholders and Employees.

(a) No participating employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Shares and the Share certificate is actually issued.

(b) Each participating employee is an employee-at-will (that is to say that either the employee or the Company or any subsidiary may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any subsidiary. Neither the adoption, maintenance, nor operation of the Plan nor any grant of rights hereunder shall confer upon any employee any right with respect to the continuance of his/her employment with the Company or any subsidiary nor shall they interfere with the rights of the Company or subsidiary to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any subsidiary.

15. Rights Not Transferable.

Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

16. Amendments to or Discontinuation of the Plan.

The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing rights of all participating employees shall not be adversely affected thereby, and provided further that, subject to the provisions of Section 7 above, no such amendment to the Plan shall, without the approval of the shareholders of the Company, increase the total number of Shares which may be offered under the Plan.

17. Effective Date and Approvals.

(a) This Plan became effective on January 31, 1998, the date it was adopted by the Board of Directors, and it was approved by the shareholders of the Company within twelve (12) months before or after the date of adoption.

(b) The Company’s obligation to offer, sell and deliver the Shares under the Plan is subject to (i) the approval of any governmental authority required in connection with the authorization, issuance or sale of such Shares, (ii) satisfaction of the listing requirements of any national securities exchange on which the Shares are then listed and (iii) compliance, in the opinion of the Company’s counsel with, all applicable federal and state securities and other laws.

~~18. Term of Plan.~~

~~No rights shall be granted under the Plan after January 30, 2017.~~

18. ~~19.~~ Administration of the Plan.

The Board of Directors or any committee or person(s) to whom it delegates its authority (the “Administrator”) shall administer, interpret and apply all provisions of the Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the Plan. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code. Determinations made by the Board of Directors with respect to any provision of the Plan or matter arising in connection therewith shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives.

19. ~~20.~~ Governing Law.

Subject to overriding federal law, the Plan shall be governed by and interpreted consistently with the laws of the State of Delaware.

ANNUAL MEETING OF STOCKHOLDERS OF

DYAX CORP.

May 8, 2014

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